UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Deltek, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF

2008 ANNUAL MEETING OF STOCKHOLDERS

May 27, 2008

To Deltek Stockholders:

This is to notify you that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Deltek, Inc., a Delaware corporation (“Deltek” or the “Company”), will be held on Tuesday, May 27, 2008, at 11:00 a.m., Eastern Time, at Deltek’s principal executive offices located at 13880 Dulles Corner Lane, Herndon, Virginia 20171, for the following purposes:

1.	To elect nine directors to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as Deltek’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The preceding items of business are more fully described in the proxy statement accompanying this Notice. Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting is properly adjourned or postponed. Only stockholders of record at the close of business on April 17, 2008 are entitled to notice of and to vote at the Annual Meeting. This notice of annual meeting, the proxy statement and accompanying form of proxy card are being made available to stockholders on or about April 21, 2008.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy card or vote on the Internet or by telephone as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2008 Annual Meeting and Procedural Matters” and the instructions on the enclosed proxy card.

All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if such stockholder previously signed and returned a proxy card or voted on the Internet or by telephone.

Thank you for your ongoing support of Deltek.

Sincerely,

Kevin T. Parker
Chairman, President and Chief Executive Officer

PROXY STATEMENT

FOR

2008 ANNUAL MEETING OF STOCKHOLDERS

Table of Contents

Page
QUESTIONS AND ANSWERS ABOUT THE 2008 ANNUAL MEETING AND PROCEDURAL MATTERS	1
Why am I receiving these materials?	1
May I attend the Annual Meeting?	1
Who is entitled to vote at the Annual Meeting?	1
What is the difference between holding shares as a stockholder of record or as a beneficial owner?	1
How can I vote my shares in person at the Annual Meeting?	2
How can I vote my shares without attending the Annual Meeting?	2
How many shares must be presented or represented to conduct business at the Annual Meeting?	2
What proposals will be voted on at the Annual Meeting?	3
What is the voting requirement to approve each of the proposals?	3
How are votes counted?	3
How does the Board of Directors recommend that I vote?	3
Do any stockholders have the ability to significantly impact the results of the matters to be voted on?	4
What happens if additional matters are presented at the Annual Meeting?	4
May I change my vote?	4
What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?	4
What should I do if I receive more than one set of voting materials?	4
Is my vote confidential?	5
Who will serve as inspector of election?	5
Where can I find the voting results of the Annual Meeting?	5
Who will bear the cost of soliciting votes for the Annual Meeting?	5
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	5
How may I obtain a separate set of proxy materials or the 2007 Annual Report on Form 10-K?	6
EXECUTIVE OFFICERS OF THE COMPANY	7
PROPOSAL ONE—ELECTION OF DIRECTORS	9
General	9
Information Regarding the Nominees	10
PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12
General	12
Principal Accounting Fees and Services	12
Pre-Approval of Audit and Non-Audit Services	12
CORPORATE GOVERNANCE	13
Code of Business Conduct and Ethics	13
Composition of the Board of Directors	13
Board Meetings and Committees	13
Audit Committee	14
Compensation Committee	14
Compensation Committee Interlocks and Insider Participation	15
Attendance at Annual Meetings of Stockholders by the Board of Directors	15
Contacting the Board of Directors	15

DELTEK, INC.

13880 Dulles Corner Lane

Herndon, Virginia 20171

PROXY STATEMENT

FOR

2008 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

ABOUT THE 2008 ANNUAL MEETING

AND PROCEDURAL MATTERS

Q:	Why am I receiving these materials?

A:	The Board of Directors of Deltek, Inc. is providing the notice of annual meeting, this proxy statement and the accompanying form of proxy card to you in connection with the solicitation of proxies for use at Deltek’s 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 27, 2008, at 11:00 a.m., Eastern Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this proxy statement. These proxy materials and Deltek’s 2007 Annual Report on Form 10-K are being made available to you on or about April 21, 2008.

The Annual Meeting will be held at Deltek’s principal executive offices, located at 13880 Dulles Corner Lane, Herndon, Virginia, 20171. The telephone number at that location is (703) 734-8606.

All holders of record at the close of business on the Record Date (as described below) are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	May I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of April 17, 2008 (the “Record Date”). You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 11:00 a.m., Eastern Time, and you should leave ample time for the check-in procedures.

Q:	Who is entitled to vote at the Annual Meeting?

A:	You may vote your shares of Deltek common stock if our records show that you owned your shares at the close of business on the Record Date. As of March 26, 2008, there were 43,079,835 shares of Deltek common stock outstanding and entitled to vote at the Annual Meeting. You may cast one vote for each share of common stock you hold as of the Record Date on all matters presented.

Q:	What is the difference between holding shares as a stockholder of record or as a beneficial owner?

A:	If your shares are registered directly in your name with Deltek’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, to be the “stockholder of record,” and these proxy materials are being made available directly to you by Deltek. As the stockholder of record, you have the right to grant your voting proxy directly to Deltek or to a third party, or to vote in person at the Annual Meeting. Deltek has made available a proxy card for you to use.

If your shares are held by a brokerage account or by another nominee, you are considered to be the “beneficial owner” of shares held in “street name,” and these proxy materials are being made available to you together with voting instructions on behalf of your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you are also invited to attend the Annual Meeting. Your broker, trustee or nominee has made available or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are a beneficial owner of shares, your broker may have authority to vote shares for routine matters (including the election of directors and ratification of the appointment of the independent registered public accounting firm) in the absence of voting instructions from the beneficial owner.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described below, so that your vote will be counted even if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy by mail, on the Internet or by telephone. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By mail—Stockholders of record of Deltek common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Deltek stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

By Internet—Stockholders of record of Deltek common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 1:00 a.m., Eastern Time, on May 27, 2008. Most Deltek stockholders who hold shares beneficially in street name may vote by accessing the web site specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for Internet voting availability.

By telephone—Stockholders of record of Deltek common stock who live in the United States or Canada may submit proxies by following the “Vote by Telephone” instructions on their proxy cards until 1:00 a.m., Eastern Time, on May 27, 2008. Most Deltek stockholders who hold shares beneficially in street name may vote by phone by calling the number specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for telephone voting availability.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if (1) they are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	What proposals will be voted on at the Annual Meeting?

A:	The proposals scheduled to be voted on at the Annual Meeting are:

•	The election of nine directors to serve for the ensuing year and until their successors are duly elected and qualified;

•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

•	To transact such other business as may properly come before the meeting or any adjournment.

Q:	What is the voting requirement to approve each of the proposals?

A:	Election of Directors—Because this is an uncontested election, a nominee for director will be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.

Ratification of Independent Registered Public Accounting Firm—The affirmative vote of a majority of votes cast is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Other Business to be Transacted—The affirmative vote of a majority of votes cast is required to approve any other business transacted at the meeting or any adjournment.

Q:	How are votes counted?

A:	You may vote “FOR” or “AGAINST” or “ABSTAIN” on each of the nominees for election as director. A nominee for director will be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Therefore, abstentions or broker non-votes will not affect the outcome of the election. The Board of Directors expects a director to tender his or her resignation if the director fails to receive the required number of votes for re-election. The Board of Directors will act on an expedited basis to determine whether or not to accept the director’s resignation in accordance with our Majority Voting Policy. See “Election of Directors—General.”

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” the nine nominees for election as directors; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Q:	Do any stockholders have the ability to significantly impact the results of the matters to be voted on?

A:	As of March 26, 2008, the New Mountain Funds own approximately 59% of our common stock and are able to control all matters requiring stockholder approval, including the election of directors, as long as they continue to collectively own a majority of the outstanding shares of our common stock on the date of the Annual Meeting.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, David Schwiesow and Salman Ahmad, or either of them, will have discretion to vote on those matters in accordance with their best judgment. Deltek does not currently anticipate that any other matters will be properly raised at the Annual Meeting.

Q:	May I change my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are the stockholder of record, you may change your vote (1) by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) by providing a written notice of revocation to Deltek’s Corporate Secretary at Deltek, Inc., 13880 Dulles Corner Lane, Herndon, VA 20171 prior to your shares being voted, or (3) by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?

A:	Subject to any rules your broker, trustee or nominee may have, you may attend the Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the Annual Meeting. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.

If a broker, trustee or nominee beneficially holds your shares in street name and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Deltek proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Deltek or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders may provide written comments on their proxy cards, which will be forwarded to Deltek management.

Q:	Who will serve as inspector of election?

A:	The inspector of election will be Computershare Trust Company, N.A.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	Deltek is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future stockholder meetings.

For inclusion in Deltek’s proxy materials—Stockholders of record may present proper proposals for inclusion in Deltek’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Deltek’s Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2009 annual meeting of stockholders, stockholder proposals must be received by Deltek’s Corporate Secretary no later than November 30, 2008, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules established by the Securities and Exchange Commission.

To be brought before the annual meeting—In addition, Deltek’s bylaws establish an advance notice procedure for stockholders of record who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by the Board of Directors or any stockholder entitled to vote who has delivered written notice to Deltek’s Corporate Secretary no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Deltek’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors or (3) properly brought before the meeting by a stockholder who has delivered written notice to Deltek’s Corporate Secretary no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Deadline” is generally defined as that date which is 90 days prior to the one year anniversary of the previous year’s annual meeting of stockholders. As a result, the Notice Deadline for the 2009 annual meeting of stockholders is February 26, 2009.

If a stockholder who has notified Deltek of his or her intention to present a proposal at an annual meeting does not appear, in person or by proxy, to present his or her proposal at such meeting or is no longer a stockholder of record on the record date applicable to such meeting, Deltek need not present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to Deltek’s Corporate Secretary at our principal executive offices. All notices of proposals by stockholders, whether or not included in Deltek’s proxy materials, should be sent to Deltek’s Corporate Secretary at our principal executive offices.

Q:	How may I obtain a separate set of proxy materials or the 2007 Annual Report on Form 10-K?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of our proxy materials and 2007 Annual Report on Form 10-K. Stockholders who do not receive a separate copy of our proxy materials and 2007 Annual Report on Form 10-K and want to receive a separate copy may request to receive a separate copy of, or stockholders may request additional copies of, our proxy materials and 2007 Annual Report on Form 10-K by calling (703) 885-9423 or by writing to Deltek, Inc., 13880 Dulles Corner Lane, Herndon, VA 20171, Attention: Investor Relations. Stockholders who share an address and receive multiple copies of our proxy materials and 2007 Annual Report may also request a single copy following the instructions above.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information concerning our executive officers as of March 26, 2008.

Name	Age	Position(s)
Kevin T. Parker	48	Chairman of the Board, President and Chief Executive Officer
Eric J. Brehm	49	Executive Vice President of Product Development
William D. Clark	48	Executive Vice President and Chief Marketing Officer
David D. Hare	53	Executive Vice President of Global Support
Richard M. Lowenstein	45	Executive Vice President of Professional Services
Richard P. Lowrey	48	Executive Vice President of Products and Strategy
Carolyn J. Parent	41	Executive Vice President of Worldwide Sales
James C. Reagan	49	Executive Vice President, Chief Financial Officer and Treasurer
Holly C. Kortright	41	Senior Vice President of Human Resources
David R. Schwiesow	57	Senior Vice President, General Counsel and Secretary

Kevin T. Parker has served as our President and Chief Executive Officer since June 2005 and as Chairman of the Board since April 2006. Prior to joining Deltek, Mr. Parker served as Co-President and Chief Financial Officer of PeopleSoft, Inc., an enterprise applications software company, from October 2004 to December 2004, and as Executive Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft from January 2002 to October 2004. Prior to January 2002, Mr. Parker held various positions, including as Senior Vice President and Chief Financial Officer of PeopleSoft, Senior Vice President and Chief Financial Officer of Aspect Communications Corporation, a customer relationship management software company, and Senior Vice President of Finance and Administration at Fujitsu Computer Products of America. He currently serves on the Board of Directors of Polycom, Inc. and is Chairman of the Audit Committee. Mr. Parker received his B.S. in Accounting from Clarkson University, where he serves on the board of trustees.

Eric J. Brehm has served as our Executive Vice President of Product Development since June 2006. From November 2001 to June 2006, Mr. Brehm served as our Executive Vice President and General Manager of the Professional Services Market Group. Previously, Mr. Brehm served as Vice President of Development for Harper and Shuman, Inc., a software company that we acquired in 1998. Mr. Brehm received his B.A. in Economics from Brandeis University and his Master of Information Sciences from Northeastern University.

William D. Clark has served as our Executive Vice President and Chief Marketing Officer since October 2005. From February 2005 to October 2005, Mr. Clark served as Vice President of Global Product Marketing at Novell, Inc., an enterprise applications software developer. Prior to joining Novell, from May 2003 to September 2004, Mr. Clark served as Executive Vice President and Chief Marketing Officer of Mantas, Inc., a financial services software developer, and, from December 2001 to May 2003, he served as Vice President of Marketing of Bang Networks, Inc., a computer technology and service firm. Mr. Clark also has held various positions at IBM Corporation and JP Morgan & Co. Mr. Clark received his B.S. in Business Administration from Drexel University.

David D. Hare has served as our Executive Vice President of Global Support since September 2007. Prior to joining Deltek, Mr. Hare served as Senior Vice President, Global Product Support of Oracle Corporation, an enterprise software company, from January 2005 to September 2007, and as Group Vice President, Support Services of PeopleSoft, Inc., an enterprise applications software company from August 2001 to January 2005. Prior to joining PeopleSoft, Mr. Hare held various management positions at Aspect Communications, Inc., Baan Company and Amdahl Corporation. Mr. Hare attended Springfield Technical College, Oglethorpe University and DeAnza College.

Richard M. Lowenstein has served as our Executive Vice President of Professional Services since June 2006. From August 2003 to March 2006, Mr. Lowenstein served as Vice President of Professional Services of

Agile Software Corporation, a product lifecycle management software developer. From September 2002 to July 2003, Mr. Lowenstein served as Managing Director of Alberdale Capital, a private equity firm. Prior to joining Alberdale Capital, Mr. Lowenstein held various management positions at PeopleSoft, Inc., Workscape, Inc., Sybase, Inc. and Accenture Ltd. Mr. Lowenstein received his B.S. in Industrial and Systems Engineering from the University of Florida.

Richard P. Lowrey has served as our Executive Vice President of Products and Strategy since June 2006. Mr. Lowrey joined us as a systems consultant in 1995 and has since served as Managing Consultant, Director of Training, Director of Time Collection Product Group, Business Development Director, Vice President of Strategy and Business Development and, most recently, as Executive Vice President and General Manager of the Enterprise Solutions Group for the Company. Prior to joining our Company, Mr. Lowrey held financial positions at Titan Corporation, Digicon Corporation and SRA International. Mr. Lowrey received his B.S. in Public Administration from George Mason University.

Carolyn J. Parent has served as our Executive Vice President of Worldwide Sales since March 2006. From March 2004 to March 2006, Ms. Parent served as National Sales Director at BearingPoint, Inc., a management and technology consulting firm. From January 2002 to March 2004, Ms. Parent served as Executive Vice President of Sales at Sequation, Inc., a software company. Prior to joining Sequation, Ms. Parent held various executive positions at Enterworks, Inc. and Xacta Corporation, a division of Telos Corporation, a software company. Ms. Parent received her B.A. in English from Villanova University.

James C. Reagan has served as our Executive Vice President, Chief Financial Officer and Treasurer since October 2005. From December 2004 to September 2005, Mr. Reagan served as Executive Vice President and Chief Financial Officer of Aspect Communications Corporation, a customer relationship management software company. Prior to joining Aspect, from May 2002 to May 2004, Mr. Reagan held various senior financial positions at American Management Systems, Inc. Prior to May 2002, Mr. Reagan served as Vice President, Finance and Administration at Nextel Communications. Mr. Reagan received his B.B.A. from the College of William and Mary and his M.B.A. from Loyola College in Baltimore. Mr. Reagan is a Certified Public Accountant in the Commonwealth of Virginia.

Holly C. Kortright has served as our Senior Vice President of Human Resources since October 2006. From March 2006 to October 2006, Ms. Kortright was Vice President of Human Resources for Capital One Financial Corporation, a global diversified financial services provider. From August 1999 through March 2006, she held various positions at Capital One, including Director of Human Resources, Director of Leadership Development and Senior Management Development Consultant. Ms. Kortright received her B.S. in Industrial Engineering from Lehigh University and her M.B.A. from Indiana University.

David R. Schwiesow has served as our Senior Vice President and General Counsel since May 2006. From December 2000 to May 2006, Mr. Schwiesow, at different times, served as Deputy General Counsel, Managing Director and Vice President of BearingPoint, Inc., a management and technology consulting firm. Prior to December 2000, Mr. Schwiesow served as Vice President and Associate General Counsel for The Rouse Company. He received his B.S. in Economics from The Wharton School of the University of Pennsylvania and his J.D. from Stanford Law School.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Deltek’s Board of Directors currently has nine authorized directors. The Board of Directors has selected nine nominees for election to Deltek’s Board of Directors, all of whom are currently serving as directors of Deltek. All nominees were elected directors of Deltek on April 10, 2007 by the stockholders of Deltek Systems, Inc. in connection with its reincorporation as a Delaware corporation (at which time its name was changed to Deltek, Inc.). Because this is an uncontested election, a majority of the votes cast is required for the election of directors, meaning that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee.

In accordance with our Majority Voting Policy, the Board of Directors will nominate for election or re-election as a director only candidates who agree to tender promptly following the annual meeting at which he or she is elected or re-elected as director, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which he faces re-election and (ii) acceptance by the Board of Directors of such resignation. In addition, the Board of Directors will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board of Directors.

If an incumbent director fails to receive the required vote for re-election, the Board of Directors will act on an expedited basis to determine whether or not to accept the director’s resignation.

Any director who tenders his or her resignation pursuant to this Majority Voting Policy may not participate in any decision by the Board of Directors regarding such resignation.

Each director holds office until the next annual meeting of stockholders or until that director’s successor is duly elected and qualified. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below. Your proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

As of March 26, 2008, the New Mountain Funds own approximately 58% of our common stock and 100% of our outstanding Class A common stock and, together with agreements with other stockholders (including an investor rights agreement) are entitled to designate a majority of the members of the Board of Directors and are able to control all other matters requiring stockholder approval, including any transaction subject to stockholder approval, as long as they collectively own a majority of the outstanding shares of our Class A common stock and at least one-third of the outstanding shares of our common stock. The Class A common stock does not otherwise carry any general voting rights, dividend entitlement or liquidation preference. The New Mountain Funds have designated Michael B. Ajouz, Steven B. Klinsky and Alok Singh for election as directors. The deLaski stockholders have designated Kathleen deLaski for election as a director. We are required to take the necessary action within our control to cause the designated individuals to be elected as members of our Board of Directors. See “Certain Relationships and Related Transactions—Investor Rights Agreement.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF THE NOMINEES LISTED BELOW.

Information Regarding the Nominees for Director

The names of the nominees for director, their ages, their positions with Deltek and other biographical information as of March 26, 2008, are set forth below. There are no family relationships among any of Deltek’s directors, director nominees or executive officers.

Name	Age	Position
Kevin T. Parker	48	Chairman of the Board, Chief Executive Officer and President
Alok Singh (1)	53	Lead Director
Michael B. Ajouz	34	Director
Nanci E. Caldwell (1)(2)	50	Director
Kathleen deLaski (1)	48	Director
Joseph M. Kampf (1)	63	Director
Steven B. Klinsky	51	Director
Albert A. Notini (2)	51	Director
Janet R. Perna (2)	59	Director

(1)	Member of Compensation Committee
(2)	Member of Audit Committee

Kevin T. Parker has served as our President and Chief Executive Officer since June 2005 and as Chairman of the Board since April 2006. Prior to joining Deltek, Mr. Parker served as Co-President and Chief Financial Officer of PeopleSoft, Inc., an enterprise applications software company, from October 2004 to December 2004, and as Executive Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft from January 2002 to October 2004. Prior to January 2002, Mr. Parker held various positions, including Senior Vice President and Chief Financial Officer of PeopleSoft, Senior Vice President and Chief Financial Officer of Aspect Communications Corporation, a customer relationship management software company, and Senior Vice President of Finance and Administration at Fujitsu Computer Products of America. He currently serves on the Board of Directors of Polycom, Inc. and is Chairman of the Audit Committee. Mr. Parker received his B.S. in Accounting from Clarkson University, where he serves on the board of trustees.

Alok Singh has served as a director since April 2005, and as lead director since April 2006. Mr. Singh’s duties as lead director are to assist the Chairman of the Board in establishing the agenda for meetings of the Board of Directors, to preside, in the absence of the chairman, at meetings consisting solely of the non-executive members of the Board of Directors and to act as a liaison between the Board of Directors and stockholders or other third parties who request direct communications with the Board of Directors. Mr. Singh is a Managing Director of New Mountain Capital, a private equity investment firm based in New York. Prior to joining New Mountain Capital in September 2002, Mr. Singh served as a Partner and Managing Director of Bankers Trust. He also established and led the Corporate Financial Advisory Group for the Americas for Barclays Capital. Mr. Singh is non-executive Chairman of Overland Solutions, Inc. and serves on the Boards of Directors of Apptis, Inc., Ikaria Holdings, Inc. and Validus Holdings, Ltd. He also serves on the advisory board of Sonenshine Partners, an investment bank. Mr. Singh received both his B.A. in Economics and History and his M.B.A. in Finance from New York University.

Michael B. Ajouz has served as a director since April 2005. Mr. Ajouz joined New Mountain Capital in 2000 and is currently a Managing Director. Prior to 2000, Mr. Ajouz served as an Associate at the private equity firm of Kohlberg Kravis Roberts & Co., where he conducted analytical evaluations in various industries and in various analyst positions at Goldman, Sachs & Co. and Cornerstone Research. Mr. Ajouz serves as a director of Connextions, Inc., Apptis, Inc., National Medical Health Card Systems, Inc. and Oakleaf Global Holdings, Inc. Mr. Ajouz received his B.S. in Economics from The Wharton School of the University of Pennsylvania.

Nanci E. Caldwell has served as a director since August 2005. Ms. Caldwell has been a technology consultant since January 2005. From April 2001 to December 2004, Ms. Caldwell worked at PeopleSoft, Inc., serving as Senior Vice President and Chief Marketing Officer from April 2001 to January 2002, and as Executive

Vice President and Chief Marketing Officer from January 2002 to December 2004. Prior to joining PeopleSoft in 2001, Ms. Caldwell held various senior management positions at Hewlett-Packard Company. Ms. Caldwell serves on the Boards of Directors of Live Ops, Inc. and Sophos Plc. Ms. Caldwell received her B.A. in Psychology from Queen’s University, Kingston, Canada, and completed the University of Western Ontario’s Executive Marketing Management Program.

Kathleen deLaski has served as a director since April 2006. She is also currently President of The Sallie Mae Fund, a charitable organization sponsored by SLM Corporation (generally known as Sallie Mae) to increase access to higher education. From April 2001 to February 2005, Ms. deLaski held various other positions at Sallie Mae, including Senior Vice President, Chief Communications Officer and Senior Vice President of Consumer Marketing. Prior to April 2001, Ms. deLaski served as AOL Group Director for America Online, Inc. Ms. deLaski received her B.A. degree in political science and English from Duke University and her Masters of Public Administration from the John F. Kennedy School of Government of Harvard University. Ms. deLaski is the sister of Kenneth E. deLaski and daughter of Donald deLaski, our co-founders.

Joseph M. Kampf has served as a director since April 2006. Mr. Kampf has served as Chairman and Chief Executive Officer of CoVant Management, Inc., a technology investment company, since July 2006. From 1996 until June 2006, Mr. Kampf served as President and Chief Executive Officer of Anteon International Corporation, an information technology and engineering service company. Prior to 1996, Mr. Kampf served as a senior partner of Avenac Corporation, a consulting firm providing management and strategic planning advice to middle market companies. He served as Chairman of the Professional Services Council from 2003 to 2004 and as a member of its Executive Committee. Mr. Kampf serves on the Board of Directors of CoVant Management, Inc., CoVant Technologies, LLC, A-T Solutions, Inc. and the Wolf Trap Foundation for the Performing Arts. He received his B.A. in Economics from the University of North Carolina, Chapel Hill.

Steven B. Klinsky has served as a director since April 2005. Mr. Klinsky is a Managing Director of New Mountain Capital and has served as its Founder and Chief Executive Officer since its inception in 1999. Prior to 1999, Mr. Klinsky served as a General Partner and an Associate Partner with Forstmann Little & Co. and co-founded Goldman, Sachs & Co.’s Leveraged Buyout Group. He serves on the Boards of Directors of MailSouth, Inc., Overland Solutions, Inc., Apptis, Inc., National Medical Health Card Systems, Inc., Inmar, Inc., Connextions, Inc. and Oakleaf Global Holdings, Inc. Mr. Klinsky received his B.A. in economics and political philosophy from the University of Michigan. He received his M.B.A. from Harvard Business School and his J.D. from Harvard Law School.

Albert A. Notini has served as a director since August 2005. Mr. Notini has served as Chief Executive Officer of Apptis, Inc., a provider of information technology solutions and services, since August 2007. Mr. Notini also serves as a senior advisor to New Mountain Capital. Prior to August 2007, he served as President and Chief Operating Officer of Sonus Networks, Inc., a voice infrastructure product provider, since April 2004. From May 2000 to March 2004, Mr. Notini served as the Chief Financial Officer and a member of the Board of Directors of Manufacturers’ Services Limited, a global electronics and supply chain services company. Prior to May 2000, Mr. Notini served as Executive Vice President of information technology services provider Getronics NV, following its acquisition of technology services provider Wang Global, Inc., where Mr. Notini had served as Executive Vice President of Corporate Development and Administration and General Counsel. Mr. Notini serves on the Boards of Directors of Apptis, Inc. and Saints Memorial Hospital. He received his A.B. from Boston College, his M.A. from Boston University and his J.D. from Boston College Law School.

Janet R. Perna has served as a director since June 2006. Ms. Perna served as General Manager of Information Management for IBM’s Software Group from November 1996 until her retirement in January 2006. Prior to November 1996, she held various other system programming and management positions at IBM. Ms. Perna received her B.S. degree in Mathematics from the State University of New York at Oneonta.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board of Directors.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Deloitte & Touche LLP as Deltek’s independent registered public accounting firm for the fiscal year ending December 31, 2008, which will include an audit of the full-year financial statements and of the effectiveness of Deltek’s internal control over financial reporting. Deloitte & Touche LLP has audited Deltek’s financial statements since fiscal year 2004. A representative of Deloitte & Touche LLP is expected to be present at the meeting, and will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte & Touche LLP is not required by our bylaws or other applicable legal requirements. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If this selection of an independent registered public accounting firm is not ratified by the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Deltek and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AS DELTEK’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Deltek by Deloitte & Touche LLP for the years ended December 31, 2006 and December 31, 2007.

	2006	2007
Audit Fees (1)	$863,150	$2,038,500
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—

Total	$863,150	$2,038,500

(1)	Audit fees include audits of consolidated financial statements, quarterly reviews, reviews of registration statement filings, comfort letters and consents related to SEC filings.
(2)	There were no fees billed to us by the Deloitte entities for audit-related services for the years ended December 31, 2007 and December 31, 2006.
(3)	There were no fees billed to us by the Deloitte entities for tax services for the years ended December 31, 2007 and December 31, 2006.
(4)	We did not engage the Deloitte entities for any services other than those listed above during 2007 or 2006.

Pre-Approval of Audit and Non-Audit Services

Deltek’s Audit Committee Charter requires that the Audit Committee approve in advance any significant audit or non-audit engagement or relationship between the Company and its independent auditor, which is not prohibited by law, and approve the fees for such services. Deltek’s Audit Committee Charter is available on Deltek’s website at http://www.deltek.com—”Investor Relations”—”Corporate Governance.”

All Deloitte & Touche LLP services and fees in fiscal year 2006 and fiscal year 2007 were pre-approved by the Audit Committee.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

Deltek has adopted a Code of Business Conduct and Ethics, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller or persons performing similar functions. The Code of Business Conduct and Ethics is available on Deltek’s website at http://www.deltek.com—“Investor Relations”—“Corporate Governance.” Deltek will disclose on its website any amendment to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, that are required to be disclosed by the rules of the Securities and Exchange Commission (the “SEC”) or The Nasdaq Global Select Market (“Nasdaq”).

Composition of the Board of Directors

Our Board of Directors currently consists of nine members, eight of whom are non-management members. Each director holds office until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. The Board of Directors has determined that Ms. Caldwell, Ms. Perna and Mr. Kampf meet the independence requirements under the applicable listing standards of Nasdaq.

Messrs. Ajouz, Klinsky and Singh, each a Managing Director of New Mountain Capital, were appointed to our Board of Directors pursuant to an investor rights agreement under which New Mountain Partners has a right to designate a certain number of the members of our Board of Directors (ranging from a majority of the Board of Directors to one director, depending on the collective stock ownership percentage of the New Mountain Funds). Ms. deLaski was appointed to our Board of Directors pursuant to the investor rights agreement under which the deLaski stockholders, who include Kenneth E. deLaski and Donald deLaski, have a right to designate a certain number of the members of our Board of Directors (either two directors or one director, depending on their stock ownership percentage).

More than 50% of our voting power is held by the New Mountain Funds, and as a result, we are deemed to be a “controlled company” under the rules established by Nasdaq, and qualify for, and rely on, the “controlled company” exception to the Board of Directors and committee composition requirements under the rules of The Nasdaq Global Select Market. Pursuant to this exception, we are exempt from the rule that requires our Board of Directors to be comprised of a majority of “independent directors” and our Compensation Committee to be comprised solely of “independent directors,” as defined under the rules of Nasdaq. The “controlled company” exception does not modify the independence requirements for the Audit Committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and Nasdaq rules, which require that our Audit Committee be composed of at least three members, each of whom will be independent, within one year from the date of our initial public offering. See “Certain Relationships and Related Transactions.”

Board Meetings and Committees

During the 2007 fiscal year, the Board of Directors held nine meetings. Other than Mr. Kampf (71% participation) and Ms. deLaski (71% participation), each of the directors attended or participated in 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served during the past fiscal year. The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee.

Our Board of Directors has established an Audit Committee and a Compensation Committee. The members of each committee are appointed by the Board of Directors and serve until their successor is elected and qualified, unless they are earlier removed or resign.

As a controlled company we are not required under the applicable listing standards of Nasdaq to have a standing nominating committee. The functions of evaluating and selecting directors have been performed by our

Board of Directors as a whole. The Board of Directors has not adopted a formal written charter or policy addressing the process for the nomination of directors. In addition, we are party to an investor rights agreement with certain of our stockholders that provides the New Mountain Funds and the deLaski stockholders the right to designate a certain number of members of the Board of Directors. See “Certain Relationships and Related Transactions.”

We do not have a policy with regard to the consideration of director candidates recommended by stockholders. However, as described above, our controlling stockholders are entitled to designate a certain number of members of the Board of Directors. Stockholder recommendations relating to director nominees may be submitted in accordance with the procedures set forth under the heading “Questions and Answers About the 2008 Annual Meeting and Procedural Matters.”

Audit Committee

We have an Audit Committee consisting of Ms. Caldwell, Ms. Perna and Mr. Notini. Mr. Notini chairs the committee, and the Board of Directors has determined that Mr. Notini satisfies the applicable requirements as an “audit committee financial expert” as defined in Item 407 of Regulation S-K. In addition, the Board of Directors has determined that Ms. Caldwell and Ms. Perna meet the independence requirements under the applicable listing standards of Nasdaq, including meeting the definition of “independent director” set forth in Nasdaq Rule 4200(a)(15) and the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act. The Board of Directors has determined that Mr. Notini does not meet the independence requirements under the applicable listing standards of Nasdaq as a result of his senior advisory role with the New Mountain Funds, our controlling stockholder. As we completed our initial public offering in November 2007, we are not required to have a fully independent audit committee until the one-year anniversary of our initial public offering.

The Audit Committee assists our Board of Directors in fulfilling its responsibility to stockholders, the investment community and governmental agencies that regulate our activities in its oversight of, among other things:

•	the integrity of our financial reporting process and financial statements and systems of internal controls;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s selection, qualifications and independence and performance; and

•	when we establish an internal audit function, the performance of our internal audit function.

The Audit Committee may study or investigate any matter of interest or concern that the committee determines is appropriate and may retain outside legal, accounting or other advisors for this purpose.

The Audit Committee held nine meetings during the last fiscal year. The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on Deltek’s website at http://www.deltek.com—“Investor Relations”—“Corporate Governance.”

The Audit Committee Report is included in this proxy statement on page 53.

Compensation Committee

We have a Compensation Committee consisting of Ms. Caldwell, Ms. deLaski and Messrs. Kampf and Singh. Mr. Singh chairs the committee. The Board of Directors has determined that Ms. Caldwell and Mr. Kampf meet the independence requirements under the applicable listing standards of Nasdaq. The purpose of the Compensation Committee is to, among other things:

•

discharge the responsibilities of our Board of Directors relating to compensation of our officers and certain employees, including our incentive compensation and equity-based plans, policies and programs; and

•

review the compensation discussion and analysis to be included in our filings with the Securities and Exchange Commission, discuss the compensation discussion and analysis with management and approve a report of the committee for inclusion in our annual report or annual proxy statement.

The Compensation Committee has a subcommittee consisting of Ms. Caldwell and Mr. Kampf for purposes of complying with the requirements of Section 162(m) of the Code and Section 16 of the Exchange Act.

The Compensation Committee held five meetings during the last fiscal year. The Compensation Committee has adopted a written charter approved by the Board of Directors, which is available on Deltek’s website at http://www.deltek.com—“Investor Relations”—“Corporate Governance.”

The Compensation Committee Report is included in this proxy statement on page 37.

Compensation Committee Interlocks and Insider Participation

During 2007, our Board of Directors or our Compensation Committee determined the compensation of our executive officers. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Attendance at Annual Meetings of Stockholders by the Board of Directors

While we encourage our directors to attend our annual meeting, we do not have a formal policy regarding attendance by members of the Board of Directors at Deltek’s annual meeting of stockholders.

Contacting the Board of Directors

Deltek has adopted a Policy Regarding Communications from Shareholders to enable stockholders to submit communications to the Board of Directors or individual members of the Board of Directors. These communications may be submitted, addressed to the Board of Directors or the individual member, as appropriate, in either of the following ways:

•	by mail:

Deltek, Inc.

Attn: General Counsel/Board of Directors

13880 Dulles Corner Lane

Herndon, VA 20171

•	by Internet:

www.ethicspoint.com (click on “File a New Report” and enter “Deltek” as the Organization Name)

Stockholders may submit their communications to the Board of Directors or individual directors on a confidential or anonymous basis by sending the communication in a sealed envelope marked “Confidential—To be opened only by [the Chairman of the Audit Committee or Appropriate Director].”

The Policy Regarding Communications from Shareholders is available on Deltek’s website at http://www.deltek.com—“Investor Relations”—“Corporate Governance.”

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee of our Board of Directors has overall responsibility for the compensation program for our executive officers. Members of the committee are appointed by the Board of Directors. Currently, the committee consists of four members of the Board of Directors, none of whom are executive officers of the Company.

Our executive compensation program is designed to encourage our executives to think and act like owners of the Company, focusing on increasing stockholder value in the short and long term by thinking strategically and maximizing bottom line results, while mitigating risks.

Our objective is to provide a competitive total compensation package to attract and retain key personnel and drive effective results. Our executive compensation program provides for the following elements:

•	base salaries, which are designed to allow us to attract and retain qualified candidates in the geographic market where the job is being performed;

•	variable compensation, which provides additional cash compensation and is designed to support our pay-for-performance philosophy;

•	equity compensation, principally in the form of stock options, which are granted to incentivize executive behavior that results in increased stockholder value; and

•	a benefits package that is available to all of our employees.

A detailed description of these components is provided below.

Our named executive officers (as defined by Item 402(a)(3) of Regulation S-K) as of December 31, 2007 are Kevin T. Parker (Chairman of the Board, President and Chief Executive Officer), James C. Reagan (Executive Vice President, Chief Financial Officer and Treasurer), Richard P. Lowrey (Executive Vice President of Products and Strategy), Carolyn J. Parent (Executive Vice President of Worldwide Sales) and Richard M. Lowenstein (Executive Vice President of Professional Services).

2007 Executive Compensation

Our 2007 executive compensation program is based on benchmarking each executive’s individual compensation components against our peer group’s base salary, bonus and equity components for similar positions, subject to modifications to reflect individual performance and contribution to our success. Our Compensation Committee has retained Frederic W. Cook & Co., Inc. (“Frederic Cook”), an independent third party compensation consulting services firm, to assist in the evaluation of our executive compensation program. We supplement the information provided to the Compensation Committee by Frederic Cook with data we obtain from participation in market surveys that target the high technology, software and consulting industries and provide other market information.

Compensation Philosophy

Our Compensation Committee has determined that compensation for our executives should be clearly linked to personal contribution and performance and should be competitive within the market in which we operate, so that each executive is fully engaged and motivated. As a result, our executive compensation program is designed to achieve the following objectives:

•	that the executive’s compensation goals are aligned with the Company’s goals; and

•	that compensation for each of our executives is competitive with the compensation for similar positions within our identified peer group.

The Company’s elements of compensation, and the Company’s decisions regarding those elements, are intended to provide an appropriate balance between fixed and variable compensation, short- and long-term performance horizons and cash and equity compensation.

We expect our compensation programs to allow us to attract, retain and motivate executives who:

•	think and act like owners;

•	focus on strategic objectives;

•	achieve bottom line results; and

•	create long-term appreciation of stockholder value.

We use base salary, bonus and equity to compensate each of our named executives.

•	Base salary is utilized to provide financial stability, recognize immediate contributions and compensate for significant responsibility.

•	Bonus is leveraged to ensure that executives deliver on short-term financial and operating goals and to ensure that we pay for performance.

•	Equity is utilized to balance executives’ short-term thinking with long-term perspective, reward for innovation, ensure alignment with stockholder interests and attract and retain key talent.

We do not have pre-defined specific ratios in determining the base salary, bonus and equity components of compensation nor do we have pre-defined specific allocations between cash and non-cash compensation. Rather, we seek to benchmark each executive’s individual compensation component against our peer group’s base salary, bonus and equity components for similar positions. Because we expect our executives’ individual performance to exceed that of our peer group, we have targeted the 50th to 75th percentiles as the appropriate benchmark for each component of compensation, depending on the contribution and performance of the executive. As a direct result, our total cash compensation (base salary and bonus) and equity compensation is targeted to be above average relative to the identified peer group.

The evaluation of base salary, bonus and equity goals is done by the Compensation Committee, in the case of our chief executive officer, and by our chief executive officer and the Compensation Committee, in the case of the other executives. Our chief executive officer regularly meets with the Compensation Committee to discuss executive compensation matters and reviews his recommendations with the chairman of the Compensation Committee and with the Compensation Committee. Our chief executive officer, the chairman of the Compensation Committee and the Compensation Committee have the right to seek input from others, including third-party compensation consultants and generally to take other steps they consider to be necessary or appropriate in determining the appropriate compensation components for our executives.

The chairman of the Compensation Committee or the Compensation Committee have the discretion to modify individual compensation components for our executives after reviewing our chief executive officer’s recommendations.

Our compensation policies and decisions related to executive compensation apply equally to all of our named executive officers, so there are no material differences in our compensation policies for different named executive officers. Any material differences in compensation levels among our executives generally reflect differences in compensation levels among executives in the peer group since we benchmark each element of each executive’s individual compensation against the same elements of compensation for similar positions in our peer group.

Our peer group was comprised in 2007 of 13 software companies and four high technology companies, all of which are public companies. This peer group was established by identifying other companies that have similar financial parameters to Deltek based on revenue, net income, market capitalization and number of employees. The peer group, which was analyzed by Frederic Cook and approved by our Compensation Committee, consists of: TIBCO Software, Ansys, MicroStrategy, Quest Software, Lawson Software, Blackbaud, Blackboard, Manhattan Associates, Altiris, Witness Systems, Concur Technologies, RightNow Technologies, Equinix, Neustar, Digital River, WebEx, J2 Global and Websense. This peer group will be re-evaluated by the Compensation Committee on an annual basis to ensure that we are using the appropriate companies for benchmarking purposes.

Base Salaries

We utilize base salary as a principal means of providing compensation for performing the essential elements of an executive officer’s job. We believe our base salaries are set at levels that allow us to attract and retain executives in the markets where we compete for talent. We believe that base salaries for our named executive officers are competitive with companies of a similar size in the software/technology industry.

Incentive Compensation

The Company’s named executive officers participate in our Employee Incentive Compensation Program (“EICP”), along with all employees not covered by another plan (Sales or Consulting).

The EICP is designed to reward executives for the achievement of our financial and strategic goals. Target payout levels correspond to our performance against the revenue and profit objectives discussed below. This program links executive rewards to activities that drive measurable success and progress. This program provides a direct and measurable way to align the executive’s goals with our corporate objectives of increasing revenue and profit and creating long-term stockholder value. Achievement of the goals requires a high level of performance.

The EICP provides monetary compensation when quarterly Company financial and individual objectives are achieved. On an annual basis, the target payout as a percentage of an executive’s base salary is established by our chief executive officer based on a review of competitive market data of our peer group, with input from the senior vice president of human resources. The chairman of the Compensation Committee reviews the recommendations of the chief executive officer. That compensation is generally a pre-established percentage of an executive’s base salary, depending on the specific position and responsibilities for each executive. Our chief executive officer reviews each quarter’s financial results with the Compensation Committee and the Board of Directors and provides a recommendation for payout based on Company performance against the established quarterly objectives. The Board of Directors approves the final payout percentage for the EICP program. Once the final overall payout percentage for the quarter has been established, the individual payment to our chief executive officer is determined by the chairman of the Compensation Committee, based on a review of the chief executive officer’s performance for the quarter, and subsequently approved by the Compensation Committee.

Payments to our executive officers, other than our chief executive officer, are based on a quarterly evaluation of executive performance by our chief executive officer and a review of that evaluation with the chairman of the Compensation Committee. The chairman of the Compensation Committee approves the payment award after having considered whether any proposed payouts should be adjusted upward or downward. The chairman of the Compensation Committee and the Compensation Committee have the discretion to modify a payout in the event that either disagrees with our chief executive officer’s evaluations, but to date neither has done so. Our other executives are generally not significantly involved in this process.

Payout of the EICP is based on the following components:

Plan Structure

The 2007 EICP target ranged between 61% to 85% of annual base salary for each of our named executive officers, depending on the specific position and responsibilities for each executive. Generally, the target percentage was a function of the ability of the executive, depending on the executive’s responsibilities, to affect our financial performance. As a result, the EICP targets as a percentage of annual base salary during 2007 were 63%, 65% and 61% for Messrs. Lowenstein, Lowrey and Reagan, respectively. Ms. Parent’s EICP target was 74% of her 2007 annual base salary; this higher percentage for her bonus potential is typical for the lead sales position in a software company. Mr. Parker’s EICP target was 85% of his 2007 annual base salary; this higher percentage for his bonus potential is typical for the chief executive officer of a software company. The EICP amounts are earned and paid quarterly based on quarterly performance against our financial goals and individual objectives. Quarterly EICP payments are earned ratably. In addition, the payments may be increased to reward significant personal contributions to our performance and to assure that the total EICP payments for a year properly reflect the executive’s contribution to our full-year financial results.

The quarterly EICP payout is calculated based on two components: Company performance against specific financial targets relating to revenue, EBITDA and EBITDA margin and individual performance against identified quarterly goals and objectives.

In 2007, Mr. Parker approved the individual goals and objectives for each named executive officer. Mr. Parker’s goals, which relate solely to our performance, are set annually and reviewed by the Board of Directors.

Company Performance: The EICP is funded based on achievement of quarterly financial goals relating to revenue, EBITDA and our EBITDA margin performance as a percentage of revenue. The revenue and EBITDA goals are weighted equally. The resulting amount is then adjusted upward or downward based on the performance of our EBITDA margin against our target. For 2007, the total revenue goal was $269 million, the EBITDA goal was $71 million and the goal for EBITDA margin was 26%.

We believe that our EICP financial targets for 2007 (based on our corporate revenue, EBITDA and EBITDA margin performance as a percentage of revenue) were set at challenging levels that required superior performance on our part in that they required us to achieve strong revenue and EBITDA growth and to carefully control costs to meet the EBITDA margin goals. We established financial targets, however, that would be attainable if we had what we considered to be a successful year. For 2007, the EICP goals were substantially achieved, resulting in at least a partial payout under the EICP.

EBITDA for purposes of the EICP calculation is earnings before interest, taxes, depreciation, amortization, severance costs, stock-based compensation expense and costs associated with our initial public offering and compliance with the Sarbanes-Oxley Act.

Personal Performance: Performance against individual goals is used in determining the individual quarterly EICP payout for all executive officers except our chief executive officer, whose incentive payout relates solely to our performance. For example, an executive with 90% personal performance against his or her goals would have a multiplier of 90% of his or her individual EICP target compensation opportunity (subject to the Company performance multiplier based on our achievement of quarterly financial goals). Individual goals are established quarterly. Due to differences in roles and responsibilities among executives, individual goals vary from executive to executive. For example, individual goals for an executive in a sales function may include the achievement of certain sales or revenue goals, while individual goals for other executives may include the completion of certain initiatives, projects or transactions.

For 2007, the primary individual performance goals considered by our Compensation Committee, and by our chief executive officer in making payout recommendations to our Compensation Committee, were as follows:

•

for Mr. Reagan, his efforts in implementing software and other processes to improve our finance and financial reporting functions, his contributions toward completing our public offering and preparing our Company for operations as a public company and compliance with the public company regulatory environment and his effective management of our internal controls remediation process;

•	for Mr. Lowrey, his contributions to our internal controls remediation process and our improvement of the financial reporting process, his efforts in strengthening our global support processes, his contributions to developing a facilities and offices plan, his efforts in developing an information technology strategic plan and his implementation and development of key product roadmaps;

•

for Ms. Parent, her achievement of pipeline and revenue goals, her efforts in reorganizing our sales team and recruiting talented and experienced sales employees, her compliance with budget and her efforts in standardizing and automating sales processes and coordinating and providing sales training; and

•

for Mr. Lowenstein, his achievement of revenue and margin goals, his efforts in structuring and developing our services team, his contributions to the integration of acquired practices into our organizational structure, and his efforts in developing resource allocation, utilization and analysis tools.

During 2007, Mr. Reagan’s performance ratings ranged from 85% to 104%, Mr. Lowrey’s performance ratings ranged from 93% to 99%, Ms. Parent’s performance ratings ranged from 94% to 123% and Mr. Lowenstein’s performance ratings ranged from 83% to 98%.

It is possible under the plan for an executive to receive a partial payment because the executive has reached his or her individual objectives even though the Company as a whole has failed to meet its financial objectives (or vice versa). Furthermore, our Compensation Committee and chief executive officer retain the discretion to increase or decrease any payouts under the EICP in connection with the review of performance of an executive against the Company’s financial goals and his or her personal goals.

Quarterly EICP Payout Calculation: As indicated above, the calculation of an executive’s quarterly bonus is based on the product of both Company performance against objectives and individual performance against quarterly goals. Accordingly, EICP payouts are not based on a weighted average of each target element.

The quarterly EICP calculation is as follows:

Quarterly	X	Company	X	Personal	=	Quarterly Payout
Target		Performance		Performance

•	Quarterly Target = EICP quarterly target opportunity for each executive

•	Company Performance = The Company’s achievement against revenue, EBITDA and EBITDA margin goals

•	Personal Performance = Achievement of executive’s individual quarterly goals

As illustrated in the above calculation, the amount of payout may increase or decrease based on our Board of Directors’ assessment of our EBITDA margin performance and other financial results as well as individual performance.

Timeline

The EICP is a calendar-year program with payouts made on a quarterly basis.

2007 EICP Payouts

Our Compensation Committee awarded payouts for performance during the year ended December 31, 2007 based upon our achievement against the revenue and EBITDA performance goals established in our 2007 internal financial budget and forecast.

Based on our actual achievement level of 103% of budgeted revenue, 102% of budgeted EBITDA, and 99% of budgeted EBITDA margin, and adjusting their payouts to recognize individual performance and contribution to our 2007 financial performance, Mr. Parker received a total payout for 2007 of $514,999 (107% of his base salary),

Ms. Parent received a total payout for 2007 of $227,600 (77% of her base salary), Mr. Reagan received a total payout for 2007 of $155,474 (55% of his base salary), Mr. Lowrey received a total payout for 2006 of $177,241 (60% of his base salary) and Mr. Lowenstein received a total payout for 2007 of $147,854 (55% of his base salary).

Code Section 162(m)

Section 162(m) of the Code was not applicable to us in 2007 because we were a private company until November 1, 2007. We intend to rely on an exemption from Section 162(m) for a plan adopted prior to the time a company becomes a public company. This pre-initial public offering exemption will no longer be available to us after the date of our annual meeting that occurs after the third calendar year following the year of our initial public offering, or if we materially modify the relevant plan before such time.

Equity

We use equity awards in the form of stock options as a means of incentivizing and aligning executive behavior to increase stockholder value, to foster a long-term commitment to us and our stockholders and as a means of attracting and retaining executives.

A number of factors are considered when determining the size of all equity grants, including labor market conditions, executive performance and a review of the executive’s overall compensation package. Initial option grants are designed to attract experienced executives with established records of success and significant public company experience. Subsequent grants, including the grants made to our executive officers on March 15, 2007, are designed to ensure that equity compensation remains competitive within our peer group and that we incentivize and retain the executive officers who are critical to our success. The March 15, 2007 grants were designed to ensure that the executives received an annual grant that is consistent with the grants within our peer group and that the total value of each executive’s equity holdings was sufficient to retain such executive. The March 15, 2007 grants were not taken into consideration in setting the compensation targets for our executives for 2007. We do not have any stock ownership requirements or objectives for our executives.

In April 2007, we implemented our 2007 Stock Incentive and Award Plan (“2007 Plan”) that provides for the potential award of various equity instruments, including stock options, restricted stock, stock appreciation rights and dividend equivalent rights. Our 2007 Plan was approved by the Compensation Committee and our stockholders. Our 2007 Plan superseded our 2005 Stock Option Plan pursuant to which the equity awards described in this section were made.

All option awards under our 2005 Plan and 2007 Plan to our named executive officers vest ratably at 25% per year and have a 10-year maximum term, with a strike price set at the fair market value on the date of grant. Vesting occurs on each anniversary date of the grant, except for the initial grant, which vests on each anniversary date of employment. The portion of an option under our 2005 Plan that is vested must be exercised within 180 days after the date of termination of an executive. The portion of an option under our 2007 Plan that is vested must be exercised within 45 days after the date of termination of an executive.

Stock Appreciation Rights

Our SAR Plan was in effect prior to the acquisition of 75% of our common stock by the New Mountain Funds in April 2005. This plan was discontinued at that time, though fixed payments under the plan pertaining to Mr. Lowrey continued until January 2008. The payments were made in installments and were based on the share price as of the acquisition date. The value of the SARs was fixed on April 22, 2005, the recapitalization date, with payments occurring according to the terms of the initial SAR grant.

Mr. Lowrey is the last executive officer to receive payments under this plan. He received payments in 2007 of $242,443 and received his final payment of approximately $134,000 in January 2008. See “Executive Compensation—Employment Agreements and Arrangements” and “Certain Relationships and Related Transactions—Recapitalization Agreement.”

Benefits

Our executives participate in our standard benefit plans, which are offered to all U.S.-based employees and include our 401(k) plan. We currently provide a profit-sharing contribution to our 401(k) plan of 4% of an employee’s salary up to a maximum of $4,000 per calendar year.

Our executives have the opportunity to participate in our health and welfare benefit programs, which include a group medical program, a group dental program, a vision program, life insurance, disability insurance and flexible spending accounts. These benefits are the same as those offered to all other U.S.-based employees. Through our benefit programs, each of our named executive officers received group term life insurance equivalent to 100% of their annual base salary. While provided as a benefit, the cost of the group term life insurance is included in the “All Other Compensation” column of the Summary Compensation Table.

Employment Agreements and Arrangements

We have entered into employment agreements or arrangements with Messrs. Parker, Reagan, Lowrey and Lowenstein and Ms. Parent. These employment agreements or arrangements are currently in effect. Other than with respect to Mr. Lowrey, the employment agreements or arrangements are intended to establish the key employment terms (including reporting responsibilities, base salary and annual bonus, the initial stock option grant and other benefits), to provide for severance benefits and to establish a non-competition agreement. The agreement with Mr. Lowrey sets forth certain terms that govern his stock options, provides for severance benefits and establishes a non-competition agreement. See “Executive Compensation—Employment Agreements and Arrangements.”

Additional Compensation Actions taken in 2007

In March 2007, the Compensation Committee undertook a review of the compensation of the executive management team, including the named executive officers. This review included a detailed examination of our executive compensation compared to a peer group as well as surveys that cover the high-technology software industry, and review and comment by Frederic Cook. Consistent with market practice, each executive’s compensation was benchmarked against the executive’s counterparts in the peer group. As a result, any differences in compensation levels among our executives generally reflect differences in compensation levels among executives in the peer group. Where limited comparable peer group compensation data existed for a particular executive, such executive’s compensation was benchmarked against other members of the executive team. The review did not take into account, and was not based upon, the total compensation paid to the executives in 2006.

The Compensation Committee approved changes to compensation to adjust the base salary and bonus components to compete with market levels for each executive officer and to also reflect the executive’s performance and the Company’s overall performance. Specifically, the following base salary and bonus adjustments went into effect as of April 1, 2007.

Executive	Annual Salary prior to April 1, 2007	Annual Salary effective April 1, 2007
Kevin T. Parker	$450,000	$490,000
James C. Reagan	$275,000	$285,000
Richard P. Lowrey	$275,000	$300,000
Carolyn J. Parent	$275,000	$300,000
Richard M. Lowenstein	$250,000	$275,000

Executive	Annual Bonus Opportunity Prior to April 1, 2007	Annual Bonus Opportunity effective April 1, 2007
Kevin T. Parker	$300,000	$441,000
James C. Reagan	$160,000	$175,000
Richard P. Lowrey	$160,000	$200,000
Carolyn J. Parent	$200,000	$225,000
Richard M. Lowenstein	$150,000	$175,000

The Compensation Committee also reviewed the equity holdings of each executive officer and provided an additional grant of stock options as appropriate. The March 15, 2007 grants were designed to ensure that the executives received an annual grant that is consistent with the grants within our peer group and that the total value of each executive’s equity holdings was sufficient to retain such executive. The equity was granted effective March 15, 2007 with an exercise price of $13.10 per share, the then-current fair value of the Company’s common stock as determined by the Compensation Committee of our Board of Directors.

Executive	Stock Options Granted March 15, 2007
Kevin T. Parker	160,000
James C. Reagan	40,000
Richard P. Lowrey	100,000
Carolyn J. Parent	100,000
Richard M. Lowenstein	75,000

Change in Control Provisions

Prior to April 2007, we had several different change in control provisions for our executive officers. As part of the maturation and refinement of our compensation programs, we recalibrated our change in control program to ensure external market competitiveness and internal equity among our executive officers. We benchmarked our change in control program against the change in control provisions within the peer group described above, developed a change in control program that targeted the 50th to 75th percentiles of the change in control provisions of our peer group, and had Frederic Cook analyze the costs associated with the new change in control provisions.

In April 2007, the Compensation Committee established new change in control provisions for each of our named executive officers. See “Potential Payments Upon Termination or Change in Control.”

Executive Compensation

The following tables and narrative set forth information concerning the compensation paid to, awarded to or earned by our chief executive officer, our chief financial officer and the three other most highly compensated executive officers who served in such capacities as of December 31, 2007. We refer to these officers collectively as our “named executive officers.”

Summary Compensation Table for Year Ended December 31, 2007

The following table sets forth information regarding compensation earned by our named executive officers during 2007:

Name and Principal Position	Year	Salary ($)		Bonus ($)			Option Awards (2) ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation (3) ($)			Total ($)
Kevin T. Parker Chairman of the Board, President and Chief Executive Officer	2007 2006	$ $	478,333 450,000		— —		$ $	504,656 301,608	$ $	514,999 400,000	$ $	7,458 629,328	(4)	$ $	1,505,446 1,780,936

James C. Reagan Executive Vice President, Chief Financial Officer and Treasurer	2007 2006	$ $	282,083 275,000	$	— 40,000	(1)	$ $	146,608 96,698	$ $	155,740 107,140	$ $	4,430 4,356	(5)	$ $	588,861 523,194

Richard P. Lowrey Executive Vice President of Products and Strategy	2007 2006	$ $	292,708 271,250		— —		$ $	238,680 96,698	$ $	177,241 181,260	$ $	248,201 246,799	(6)	$ $	956,830 796,007

Carolyn J. Parent Executive Vice President of Worldwide Sales	2007 2006	$ $	292,708 217,708	$	— 100,000	(1)	$ $	303,170 126,419	$ $	227,600 123,033	$ $	5,909 123,033	(7)	$ $	829,387 571,105

Richard M. Lowenstein Executive Vice President of Professional Services	2007		$267,708		—			$317,629		$147,854		$56,050	(8)		$789,241

(1)	The amounts shown reflect a minimum EICP payment that was guaranteed at the time of hire pursuant to the individual’s offer of employment.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2007, in accordance with FAS 123(R), and thus may include amounts from awards granted in and prior to 2007. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 31, 2008.
(3)	Includes our contributions to our 401(k) plan up to $4,000 per calendar year and group life insurance contributions on behalf of the named executive officers, among other items for Messrs. Parker, Reagan, Lowrey and Lowenstein and Ms. Parent identified in footnotes (4) to (8).
(4)	For 2007, the compensation for Mr. Parker includes $4,000 of 401(k) plan contributions, $729 of group life insurance contributions and $2,729 treated as income for a tax gross-up related to reimbursement of travel, meal and hotel expenses related to his attendance at Deltek’s President’s Club.
(5)	For 2007, the compensation for Mr. Reagan includes $4,000 of 401(k) plan contributions and $430 of group life insurance contributions.
(6)	For 2007, the compensation for Mr. Lowrey includes $242,443 as a result of SAR payments in 2007, $4,000 of 401(k) contributions, $446 of group life insurance contributions and $1,312 treated as income for a tax gross-up related to reimbursement of travel, meal and hotel expenses related to his attendance at Deltek’s President’s Club. The amount and timing of the SAR payment was fixed in April 2005 when our SAR Plan was terminated. We have not issued SARs since then.
(7)	For 2007, the compensation for Ms. Parent includes $4,000 of 401(k) plan contributions, $446 of group life insurance contributions and $1,463 treated as income for a tax gross-up related to reimbursement of travel, meal and hotel expenses related to her attendance at Deltek’s President’s Club.

(8)	The compensation for Mr. Lowenstein includes $45,373 for reimbursement of relocation expenses (based on the actual value of expenses incurred by Mr. Lowenstein and including a related tax gross-up of $14,610), $4,000 of 401(k) contributions, $408 of group life insurance contributions and $6,269 treated as income for travel, meal and hotel expenses related to his attendance at Deltek’s President’s Club (including a tax gross-up of $1,723).

Grants of Plan-Based Awards for Year Ended December 31, 2007

The following table sets forth each grant of plan-based awards to our named executive officers during 2007.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
		Target ($)
Kevin T. Parker	3/15/2007	$405,750	160,000	$13.10	$1,132,800
James C. Reagan	3/15/2007	$171,250	40,000	$13.10	$283,200
Richard P. Lowrey	3/15/2007	$190,000	100,000	$13.10	$708,000
Carolyn J. Parent	3/15/2007	$218,750	100,000	$13.10	$708,000
Richard M. Lowenstein	3/15/2007	$168,750	75,000	$13.10	$531,000

(1)	There are no thresholds or maximum payouts under the EICP. The information provided relates to the prorated targets that were in effect during 2007. Effective April 1, 2007, the target cash bonus for each of the named executive officers changed. See “Management—Compensation Discussion and Analysis—Additional Compensation Actions taken in 2007.”
(2)	The amounts shown represent the estimated fair value of the stock options on the grant date as determined in accordance with FAS 123R, using the modified prospective method to estimate the fair value of stock options. For additional information on the valuation assumptions, refer to the notes to our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2007.

Employment Agreements and Arrangements

The following is a description of the material terms of the employment agreements and arrangements with our named executive officers during 2007. This description is being provided to explain the quantitative data disclosed above in the Summary Compensation Table for Year Ended December 31, 2007 and the table regarding Grants of Plan-Based Awards for Year Ended December 31, 2007.

Kevin T. Parker

On April 7, 2007, we amended our employment agreement with Kevin T. Parker, our Chairman of the Board, President and Chief Executive Officer. The term of the agreement, as amended, ends on June 27, 2009. At the end of the term, the agreement automatically extends for additional one-year periods unless either party gives notice of non-renewal to the other at least six months prior to the expiration of the relevant period. Under the original agreement, Mr. Parker’s annual base salary was set at a rate of $450,000. As amended, the agreement provides that for the period beginning on April 1, 2007 and ending on March 31, 2008, Mr. Parker’s annual base salary will be $490,000. For any period beginning after March 31, 2008, our Compensation Committee will review Mr. Parker’s annual base salary and may adjust it upwards but not downwards. Mr. Parker’s target bonus under his original employment agreement was $250,000 for 2006, and his actual bonus was $400,000, paid in various quarterly amounts, on account of our achievement of the performance targets set for such year. The employment agreement, as amended, provides that for the period beginning on April 1, 2007 and thereafter, Mr. Parker is entitled to receive a bonus of not less than 90% of his annual base salary if we meet the performance targets set by our Board of Directors for the respective year. See “Management—Compensation Discussion and Analysis—Incentive Compensation.” Mr. Parker also is eligible to receive additional bonuses, in the Board of Directors’ discretion, based upon the achievement of other Company and individual performance goals established by our Board of Directors. On March 15, 2007, our Compensation Committee reviewed and adjusted Mr. Parker’s base salary and 2007 bonus target to $490,000 and $441,000, respectively.

James C. Reagan, Carolyn J. Parent, Richard P. Lowrey and Richard M. Lowenstein

On March 15, 2007, our Compensation Committee reviewed and adjusted Ms. Parent’s annual salary from $275,000 to $300,000 and her target annual bonus opportunity for 2007 from $200,000 to $225,000.

On March 15, 2007, our Compensation Committee reviewed and adjusted Mr. Reagan’s annual salary from $275,000 to $285,000 and his target annual bonus opportunity for 2007 from $160,000 to $175,000.

On March 15, 2007, our Compensation Committee reviewed and adjusted Mr. Lowrey’s annual salary from $275,000 to $300,000 and his target annual bonus opportunity for 2007 from $160,000 to $200,000.

On March 15, 2007, our Compensation Committee reviewed and adjusted Mr. Lowenstein’s annual salary from $250,000 to $275,000 and his target annual bonus opportunity for 2007 from $150,000 to $175,000.

These adjustments were effective April 1, 2007.

Prior to our recapitalization in April 2005, Mr. Lowrey was a participant under our SAR Plan. In connection with the recapitalization, all outstanding SARs were cancelled, and SARs holders became entitled to receive cash payments, payable in accordance with the original vesting schedules of the applicable SARs. Pursuant to this arrangement, Mr. Lowrey received $242,443 in the aggregate during 2007.

See “—Potential Payments Upon Termination or Change of Control.”

2005 Stock Option Plan

Our Board of Directors adopted our 2005 Stock Option Plan on July 20, 2005. In connection with the reincorporation and name change of Deltek Systems, Inc., a Virginia corporation, to Deltek, Inc., a Delaware corporation, which occurred on April 10, 2007, the options to acquire Deltek Systems, Inc. common stock became options to acquire Deltek, Inc. common stock on the same terms, for the same number of shares and at the same exercise price as applied to the options prior to the reincorporation. The converted options are subject to our 2005 Stock Option Plan (as amended and restated in connection with the reincorporation) and to the related stock option agreements.

The plan provides for the grant of options to purchase shares of our common stock to employees, directors and consultants of the Company or our subsidiaries. These options are not intended to qualify as incentive stock options. Prior to the establishment of our Compensation Committee, the plan was administered by our Board of Directors. The plan is now administered by the Compensation Committee of our Board of Directors, and the committee sets the terms and conditions of the options.

The plan provides that the Compensation Committee has the authority to adjust the maximum number of shares of common stock issuable under the plan, the number of shares covered by outstanding options, the applicable exercise price of an existing option and any other terms of an outstanding option as a result of any change in the number of shares of common stock resulting from a merger, consolidation, reorganization, recapitalization, stock dividend, stock split-up or other similar transaction.

The plan also gives our Board of Directors the right to amend or terminate the plan, except that, to the extent necessary under any applicable law, no amendment will be effective unless approved by our stockholders. In addition, no amendment may adversely affect the rights of any optionee without the optionee’s consent.

Notwithstanding the foregoing sentence, an amendment to increase the number of shares of common stock available for issuance under the plan will not be deemed to adversely affect any optionee. The plan was approved by our stockholders.

The form of stock option agreement provides that options generally vest and become exercisable in equal installments on each of the first four anniversaries of the grant date. Options granted under the plan have a maximum term of 10 years from the date of grant, unless terminated earlier. For a discussion regarding vesting of options upon a change of control and the effect of a termination of an optionee’s employment, see “Potential Payments Upon Termination or Change in Control.”

Under the 2005 Plan, each optionee is required to execute a shareholder’s agreement, among other conditions, prior to being deemed the holder of, or having any rights with respect to, any shares of our common stock. In accordance with the shareholder’s agreement, stockholders which are party to the agreement are entitled to participate proportionately in an offering of common stock by the New Mountain Funds. If the number of shares of our common stock which the optionee is entitled to sell in this offering exceeds the number of shares of common stock held by the optionee, any options held by the optionee (including unvested options) may be exercised to the extent of the excess. A stockholder may choose any combination of shares and options (if vested) in determining the securities the stockholder will sell in the public or private offering. Any unvested options may only be exercised to the extent there is an amount of securities that such stockholder may sell that has not been covered by shares or vested options. See “Certain Relationships and Related Transactions.”

Prior to the adoption of our 2007 Plan (described in more detail below), a total of 6,310,000 shares of common stock issuable upon exercise of options were authorized under the plan. As of December 31, 2007, options to purchase a total of 5,044,244 shares of common stock were issued and outstanding under the plan. No further grants may be made under this plan after April 11, 2007. Future equity grants will be made under our 2007 Plan.

Employee Incentive Compensation Program

The Company’s named executive officers participate in our EICP. The EICP provides monetary compensation that is generally a pre-established percentage of an executive’s base salary. The 2007 EICP ranged between 61% to 85% of annual base salary for each of our named executive officers. The EICP amounts are earned and paid quarterly and are calculated based on two components: Company performance against specific targets and personal performance against identified quarterly goals and objectives. As an incentive to join our Company, certain named executive officers were guaranteed that their quarterly payout for the first two quarters after their start date would be a minimum of 100% of their target.

Outstanding Equity Awards at December 31, 2007

Option Awards

The following table sets forth outstanding equity awards for each of our named executive officers at December 31, 2007. No stock awards were held by our named executive officers as of December 31, 2007.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)		Option Expiration Date
Kevin T. Parker	255,635 34,625 0	415,510 34,625 160,000	$ $ $	3.61 7.22 13.10	7/19/2015 7/19/2015 3/14/2017

James C. Reagan	125,000 30,000 0	125,000 30,000 40,000	$ $ $	3.61 7.22 13.10	11/2/2015 11/2/2015 3/14/2017

Richard P. Lowrey	99,905 0 0	125,000 30,000 100,000	$ $ $	3.61 7.22 13.10	11/2/2015 11/2/2015 3/14/2017

Carolyn J. Parent	459 3,655 0	101,250 10,968 100,000	$ $ $	7.91 11.48 13.10	3/8/2016 12/3/2016 3/14/2017

Richard M. Lowenstein	2,097 6,835 0	101,250 20,504 75,000	$ $ $	11.48 11.48 13.10	10/22/2016 12/3/2016 3/14/2017

(1)	With respect to Ms. Parent and Messrs. Parker, Lowenstein and Reagan, their options vest 25% on each anniversary of their hire dates.

Ms. Parent’s hire date is March 1, 2006, and her options vest as follows: (i) 33,750 shares at $7.91 and 3,655 shares at $11.48 on March 1, 2007, (ii) 33,750 shares at $7.91 and 3,656 shares at $11.48 on March 1, 2008, (iii) 33,750 shares at $7.91 and 3,656 shares at $11.48 on March 1, 2009 and (iv) 33,750 shares at $7.91 and 3,656 shares at $11.48 on March 1, 2010.

Mr. Parker’s hire date is June 27, 2005, and his options vest as follows: (i) 207,755 shares at $3.61 and 17,312 shares at $7.22 on June 27, 2006, (ii) 207,755 shares at $3.61 and 17,312 shares at $7.22 on June 27, 2007, (iii) 207,755 shares at $3.61 and 17,313 shares at $7.22 on June 27, 2008 and (iv) 207,755 shares at $3.61 and 17,313 shares at $7.22 on June 27, 2009.

Mr. Lowenstein’s hire date is June 26, 2006, and his options vest as follows: (i) 40,584 shares on June 26, 2007, (ii) 40,585 shares on June 26, 2008, (iii) 40,585 shares on June 26, 2009 and (iv) 40,585 shares on June 26, 2009.

Mr. Reagan’s hire date is October 6, 2005, and his options vest as follows: (i) 62,500 shares at $3.61 and 15,000 shares at $7.22 on October 6, 2006, (ii) 62,500 shares at $3.61 and 15,000 shares at $7.22 on October 6, 2007, (iii) 62,500 shares at $3.61 and 15,000 shares at $7.22 on October 6, 2008 and (iv) 62,500 shares at $3.61 and 15,000 shares at $7.22 on October 6, 2009.

Mr. Lowrey’s options vest as follows: (i) 62,500 shares at $3.61 and 15,000 shares at $7.22 on May 1, 2006, (ii) 62,500 shares at $3.61 and 15,000 shares at $7.22 on May 1, 2007, (iii) 62,500 shares at $3.61 and 15,000 shares at $7.22 on May 1, 2008 and (iv) 62,500 shares at $3.61 and 15,000 shares at $7.22 on May 1, 2009.

Options granted to Ms. Parent and Messrs. Parker, Reagan, Lowrey and Lowenstein granted on March 15, 2007 vest as follows: (i) 25,000 shares, 40,000 shares, 10,000 shares, 18,750 shares and 25,000 shares to Ms. Parent and Messrs. Parker, Reagan, Lowenstein and Lowrey, respectively, on March 15, 2008, (ii) 25,000 shares, 40,000 shares, 10,000 shares, 18,750 shares and 25,000 shares to Ms. Parent and Messrs. Parker, Reagan, Lowenstein and Lowrey, respectively, on March 15, 2009, (iii) 25,000 shares, 40,000 shares, 10,000 shares, 18,750 shares and 25,000 shares to Ms. Parent and Messrs. Parker, Reagan, Lowenstein and Lowrey, respectively, on March 15, 2010 and (iv) (i) 25,000 shares, 40,000 shares, 10,000 shares, 18,750 shares and 25,000 shares to Ms. Parent and Messrs. Parker, Reagan, Lowenstein and Lowrey, respectively, on March 15, 2011.

Option Exercises

The following table sets forth information concerning the number of shares acquired and the value realized on exercise of stock options during the fiscal year ended December 31, 2007 by each of the named executive officers. All references to “shares” in the table refer to shares of our common stock.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)
Kevin T. Parker	159,875	2,300,601
James C. Reagan	—	—
Richard P. Lowrey	55,095	684,517
Carolyn J. Parent	33,291	335,906
Richard M. Lowenstein	31,653	206,378

(1)	This amount represents the difference between the exercise price and the fair market value of our common stock on the date of exercise. Each of the option exercises referenced above occurred on November 1, 2007 in connection with our initial public offering. This amount is not intended to represent the value that was actually realized by the individual upon the disposition of shares acquired on exercise of the options.

Potential Payments Upon Termination or Change in Control

Overview

In April 2007, our Compensation Committee approved a change in control policy that supersedes all prior change in control arrangements that had been in place during 2006, including the change in control provisions contained in employment agreements and stock option agreements. This change in control policy is reflected by the amendments to the employment agreements and employment letter agreements discussed in more detail below.

In April 2007, we amended Mr. Parker’s employment agreement, and in May 2007 we amended Mr. Reagan’s, Mr. Lowenstein and Ms. Parent’s employment letter agreements to reflect our change in control policy. In addition, also in May 2007, we entered into an employment letter agreement with Mr. Lowrey that sets forth, among other things, the severance benefits to which he would be entitled under our change in control policy. For purposes of our policy, a “change in control” will occur if:

•

any third party not affiliated with the New Mountain Funds or any of their affiliates, but excluding Kenneth E. deLaski and persons and entities related to him, owns, directly or indirectly, more of our voting capital stock than the New Mountain Funds or any of their affiliates own; or

•	a third party not affiliated with the New Mountain Funds or any of their affiliates has or obtains the right to elect a majority of our Board of Directors.

Kevin T. Parker

Under Mr. Parker’s amended employment agreement, if we terminate Mr. Parker’s employment without “cause” or give a notice of non-renewal of the agreement or if Mr. Parker terminates his employment for “good reason” (as such terms are defined below) (a “qualifying termination”), Mr. Parker will be entitled to receive as severance two years’ salary continuation at his then-current base salary rate, a lump sum payment equal to two times his target annual bonus for the year in which termination occurs and continuation of medical benefits for 18 months at active-employee rates. If Mr. Parker’s employment is terminated due to his death or disability, he will receive as severance salary continuation at his then-current base salary rate for 12 months, a lump sum payment equal to two times his target annual bonus for the year in which termination occurs and continuation of medical benefits for 18 months at active-employee rates. If we terminate Mr. Parker’s employment for “cause,” Mr. Parker will be entitled to receive only accrued base salary and benefits as of the date of termination.

Upon a “qualifying termination,” the options held by Mr. Parker will become exercisable as to those portions that would have become exercisable had Mr. Parker been employed during the entirety of the one-year period following termination. Upon a change in control, the options held by Mr. Parker will immediately be accelerated and deemed to be vested and exercisable in full.

For purposes of Mr. Parker’s amended employment agreement, “cause” is defined as:

•	a conviction for a felony;

•	fraud or gross misconduct on Mr. Parker’s part that causes material damage to us; or

•	Mr. Parker’s breach of a material term of his employment agreement that is not cured within 30 days after written notice to him.

“Good reason” is defined as:

•

a reduction in the nature and scope of Mr. Parker’s authorities, powers, functions or duties that is not cured within 30 days after written notice to us (which reduction will be assumed if Mr. Parker no longer serves as our sole chief executive officer and a voting member of our Board of Directors);

•	a reduction in Mr. Parker’s compensation (including base salary or target bonus opportunity);

•	an office relocation resulting in a commute that is more than 75 miles from Mr. Parker’s residence or more than 120% (in miles) of Mr. Parker’s prior commute, whichever is greater; or

•	our material breach of any material terms of Mr. Parker’s employment or Mr. Parker’s employment agreement that is not cured within 30 days after written notice to us.

If any payments or distributions due to Mr. Parker in connection with a change in control of us, including by reason of his termination of employment, would be subject to the excise tax imposed by Section 4999 of the Code, we will provide Mr. Parker with a gross-up payment so that he will be made whole for any excise tax imposed on the payments or distributions resulting from the change in control.

Mr. Parker is bound by obligations of confidentiality during the term of his employment and thereafter. Mr. Parker’s employment agreement contains non-solicitation provisions that apply during the term of Mr. Parker’s employment and for a period of 12 months following termination of his employment for any reason. A restrictive covenant relating to non-competition applies during the term of Mr. Parker’s employment and for a period of 12 months thereafter, if Mr. Parker is terminated for any reason prior to a change in control, or for six months thereafter, if Mr. Parker is terminated for any reason on or after a change in control.

James C. Reagan

As amended in May 2007 to reflect our change in control policy, Mr. Reagan’s employment letter agreement provides that if his employment is terminated prior to a change in control either by us without “cause”

or by Mr. Reagan for “good reason” (as such terms are defined below), Mr. Reagan will receive as severance six months’ salary continuation at the executive’s then-current base salary rate and continuation of medical benefits for 12 months at active-employee rates.

If Mr. Reagan’s employment is terminated either by us or our successor without “cause” or by Mr. Reagan for “good reason” on the date of or within 18 months following a change in control, Mr. Reagan will receive as severance 18 months’ salary continuation at his then-current base salary rate, a lump sum payment equal to one and one-half times his target annual bonus for the year in which termination occurs and continuation of medical benefits for 18 months at active-employee rates.

If we terminate Mr. Reagan’s employment for “cause,” he will be entitled to receive only accrued base salary and benefits as of the date of termination.

The options held by Mr. Reagan that were granted to him upon commencement of his employment will immediately be accelerated and deemed to be vested and exercisable in full upon a change in control. With respect to options that were subsequently granted to Mr. Reagan, if Mr. Reagan’s employment is terminated either by us or our successor without “cause” or by Mr. Reagan for “good reason” on the date of or within 18 months following a change in control, the options will be accelerated and deemed to be vested and exercisable in full.

For purposes of Mr. Reagan’s employment letter agreement, “cause” is defined as:

•	a conviction for a felony;

•	fraud or gross misconduct on Mr. Reagan’s part that causes material damage to us;

•	a material violation by Mr. Reagan of his non-competition agreement; or

•	a breach by Mr. Reagan of a material term of his employment letter agreement that is not cured within 30 days after written notice to him.

“Good reason” is defined as:

•

a material reduction in the nature and scope of Mr. Reagan’s authorities, powers, functions or duties that is not cured within 30 days after written notice to us (which reduction will be assumed if Mr. Reagan no longer serves as our sole chief financial officer or if we cease to be a public company);

•	a reduction in Mr. Reagan’s compensation (including base salary or target bonus opportunity);

•	an office relocation resulting in a commute that is more than 75 miles from Mr. Reagan’s residence or more than 120% (in miles) of Mr. Reagan’s prior commute, whichever is greater; or

•	our material breach of Mr. Reagan’s employment letter agreement that is not cured within 30 days after written notice to us.

If any payments or distributions due to Mr. Reagan in connection with a change in control of us would be subject to the excise tax imposed by Section 4999 of the Code, we will provide Mr. Reagan with a gross-up payment so that he will be made whole for the excise tax imposed on the payments or distributions resulting from the change in control.

Pursuant to his employment letter agreement, Mr. Reagan was required to enter into a non-competition agreement with us as a condition to his employment. Under the non-competition agreement, Mr. Reagan is bound by obligations of confidentiality during the term of his employment and thereafter. The non-competition agreement also requires him to abide by restrictive covenants relating to non-solicitation and non-competition during the term of his employment and for a period of 12 months following termination of his employment.

Richard P. Lowrey, Carolyn J. Parent and Richard M. Lowenstein

Under their respective employment letter agreements as currently in effect, if the employment of any of Messrs. Lowrey and Lowenstein or Ms. Parent is terminated prior to a change in control either by us without “cause” or by the executive for “good reason” (as such terms are defined below), the executive will receive as severance six months’ salary continuation at the executive’s then-current base salary rate and continuation of medical benefits for 12 months at active-employee rates.

If, on the date of or within 18 months following a change in control, the employment of any of Messrs. Lowrey and Lowenstein or Ms. Parent is terminated either by us or our successor without “cause” or by the executive for “good reason” the executive will receive as severance 18 months’ salary continuation at the executive’s then-current base salary rate, a lump sum payment equal to one and one-half times the executive’s target annual bonus for the year in which termination occurs and continuation of medical benefits for 18 months at active-employee rates.

If the employment of any of Messrs. Lowrey and Lowenstein or Ms. Parent is terminated by us for “cause,” the executive will be entitled to receive only accrued base salary and benefits as of the date of termination.

The employment letter agreements also provide that if the employment of any of Messrs. Lowrey and Lowenstein or Ms. Parent is terminated either by us or our successor without “cause” or by the executive for “good reason” on the date of or within 18 months following a change in control, the options held by the executive will immediately be accelerated and deemed to be vested and exercisable in full.

For purposes of the employment letter agreements with each of Messrs. Lowrey and Lowenstein and Ms. Parent, “cause” is defined as:

•	a conviction for a felony;

•	fraud or gross misconduct on the executive’s part that causes material damage to us;

•	the executive’s material violation of the executive’s non-competition agreement; or

•	the executive’s breach of a material term of the executive’s employment letter agreement that is not cured within 30 days after written notice to the executive.

“Good reason” is defined as:

•

a material reduction in the nature and scope of the executive’s authorities, powers, functions or duties that is not cured within 30 days after written notice to us (provided, however, that neither a change in the executive’s reporting responsibilities nor our ceasing to be a publicly registered company will automatically constitute “good reason” unless, as a result thereof, there is a material reduction, without the executive’s consent, of the nature and scope of the executive’s authorities, powers, functions or duties);

•	a reduction in the executive’s compensation (including base salary or target bonus opportunity);

•	an office relocation resulting in a commute that is more than 75 miles from the executive’s residence or more than 120% (in miles) of the executive’s prior commute, whichever is greater; or

•	our material breach of the executive’s employment letter agreement that is not cured within 30 days after written notice to us.

If any payments or distributions due to any of the executives in connection with a change in control of us would be subject to the excise tax imposed by Section 4999 of the Code, the executive will receive either the full amount of the severance payments or a reduced amount such that no excise tax is payable, whichever is more favorable to the executive.

Employment Agreements and Arrangements

Pursuant to their employment letter agreements, Messrs. Lowrey and Lowenstein and Ms. Parent were required to enter into a non-competition agreement with us as a condition to their employment. Under the non-competition agreements, the executives are bound by obligations of confidentiality during the term of their employment and thereafter. The non-competition agreements also require each of the executives to abide by restrictive covenants relating to non-solicitation and non-competition during the term their employment and for a period of 12 months following termination of their employment.

Except as described above and under “Potential Payments Upon Termination or Change in Control,” employment for our executive officers is “at will” and for no set term.

2005 Stock Option Plan

Unless otherwise set forth in a stock option agreement, our 2005 Stock Option Plan (as amended and restated) and the form of stock option agreement state that all unvested options will terminate upon the termination of an optionee’s employment for any reason. In addition, the form of stock option agreement provides that vested options may be exercised during the 180-day period following termination, but in no event after the expiration of the term of the options. Any portion of vested options not exercised during this 180-day period will terminate and be of no further force and effect. If an optionee’s employment is terminated by us for cause, the options held by the optionee will immediately terminate, regardless of vesting.

The plan provides that in the event of the liquidation or dissolution of our Company or a merger or consolidation of our Company, and unless otherwise provided in a stock option agreement, all options issued under the plan will continue in effect in accordance with their respective terms, except that following such transactions:

•	each outstanding option will be treated as provided for in the operative plan or agreement entered into in connection with the transaction; or

•

if not so provided in the plan or agreement entered into in connection with the transaction, each optionee will be entitled to receive upon exercise of any outstanding option, the same number and kind of stock, securities, cash, property or other consideration that each holder of our common stock was entitled to receive in the transaction. Any consideration received will remain subject to all of the conditions applicable to the options prior to the transaction.

In addition, the plan provides that, upon the merger or consolidation of our Company, liquidation of our Company or sale to a third party of all or substantially all of our assets or the sale to a third party of our common stock (other than through a public offering) in which the New Mountain Funds cease to beneficially own any of our voting securities, the plan and the unexercised portion of any outstanding options will terminate, unless continuation or substitution of the option is provided for in writing in connection with the transaction.

The form of stock option agreement also contains the provisions described in the prior two paragraphs. In addition, the form stock option agreement, together with our shareholder’s agreement, provides that, if the New Mountain Funds sell any of their shares of our common stock to a third party (including in the case of a total sale of their common stock to a third party), optionees are entitled to sell, and may be required to sell, the same percentage of the shares of our common stock as the New Mountain Funds sell. Any options held by an optionee may be exercised to the extent of the excess, if any, of:

•	the number of shares with respect to which the optionee is entitled to, or is being required to, participate in the sale; over

•	the number of shares previously issued to the optionee upon exercise of any options held by the optionee that have not been previously disposed of.

If the sale is not consummated, any options held by the optionee will be exercisable thereafter only to the extent they would have been exercisable if notice of the sale had not been given. The form stock option agreement provides that the options would continue in effect in accordance with their terms in the event of a total sale by the New Mountain Funds of their common stock to a third party if provided for in writing in connection with the transaction.

The form of stock option agreement under the 2005 Stock Option Plan prohibits each optionee from:

•	disclosing or furnishing to any other person any confidential or proprietary information about us or any of our affiliates;

•

directly or indirectly soliciting for employment any of our employees or any employee of any of our affiliates at any time before the second anniversary of the optionee’s termination of employment; and

•	selling, transferring, assigning, exchanging, pledging, encumbering or otherwise disposing of any option.

The form of stock option agreement also provides that, at our discretion, we will be entitled to terminate the options, or any unexercised portion of the options, held by the optionee if any optionee:

•

engages in any prohibited disclosure (or breaches the holder’s obligations under any non-disclosure or non-use of confidential information provision contained in any employment agreement to which the optionee is a party), prohibited solicitation (or breaches any non-solicitation obligations under any employment agreement to which the optionee is a party) or prohibited transfer of the holder’s options;

•	owns, manages or is employed by any of our competitors or is a competitor of the Company in an individual capacity; or

•	is convicted of a felony against us or our affiliates.

With respect to the treatment of outstanding options upon an optionee’s termination of employment or a change in control of us, the options held by our named executive officers are subject to additional or different terms than those summarized above. See “Potential Payments Upon Termination or Change in Control.”

Payments Upon Termination or Change in Control

The following table sets forth information concerning the payments that would be received by each named executive officer upon a termination of employment (including by reason of death or disability) or a change in control. The table assumes:

•	the termination and/or change in control took place on December 31, 2007; and

•

all options were cancelled in exchange for the right to receive, for each share subject to the option, the excess of $15.23 (the fair market value of our common stock on December 31, 2007) over the exercise price of the option.

Name	Benefit	Termination Without Cause or for Good Reason	Termination Upon Death or Disability	Termination for Cause	Termination Immediately Following a Change in Control Without Cause or for Good Reason	Change in Control
Kevin T. Parker	Severance Payment	$1,862,000	$1,372,000	$—	$1,862,000	$—
	Payment for Options
	—Vested Options	3,247,825	3,247,825	—	3,247,825	3,247,825
	—Unvested Options	5,446,372	2,637,986	—	5,446,372	5,446,372
	Continued Medical	20,152	20,152	—	20,152	—

	Total	$10,576,349	$7,277,963	$—	$10,576,349	$8,694,197

James C. Reagan	Severance Payment	$142,500	$—	$—	$690,000	$—
	Payment for Options
	—Vested Options	1,692,800	1,692,800	—	1,692,800	1,692,800
	—Unvested Options	—	—	—	1,778,000	1,778,000
	Continued Medical	20,152	—	—	20,152	—
	Excise Tax Gross Up	—	—	—	370,957	370,957

	Total	$1,855,452	$1,692,800	$—	$4,551,909	$3,841,757

Richard P. Lowrey	Severance Payment	$150,000	$—	$—	$750,000	$—
	Payment for Options
	—Vested Options	1,160,896	1,160,896	—	1,160,896	1,160,896
	—Unvested Options	—	—	—	1,905,800	—
	Continued Medical	20,152	—	—	20,152	—

	Total	$1,331,048	$1,160,896	$—	$3,836,848	$1,160,896

Carolyn J. Parent	Severance Payment	$150,000	$—	$—	$787,500	$—
	Payment for Options
	—Vested Options	17,069	17,069	—	17,069	17,069
	—Unvested Options	—	—	—	995,277	—
	Continued Medical	20,152	—	—	20,152	—

	Total	$187,221	$17,069	$—	$1,819,998	$17,069

Richard M. Lowenstein	Severance Payment	$137,500	$—	$—	$675,000	$—
	Payment for Options
	—Vested Options	33,494	33,494	—	33,494	185,687
	—Unvested Options	—	—	—	616,328	—
	Continued Medical	20,152	—	—	20,152	—

	Total	$191,146	$33,494	$—	$1,344,974	$185,687

In addition, Mr. Parker would be entitled to the payments set forth above in the column “Termination Without Cause or for Good Reason” if his employment were terminated by us upon expiration of his term of employment after giving notice that his term would not be extended.

Incentive and Benefit Plans

2007 Stock Incentive and Award Plan

Our Board of Directors adopted our 2007 Plan in April 2007, and our stockholders have approved it. Holders of stock options or other awards under the plan are subject to a shareholder’s agreement. See “Certain Relationships and Related Transactions.” The plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code and stock options which do not so qualify, stock appreciation rights, dividend equivalent rights, restricted stock and performance-based restricted stock, performance units and performance shares, cash incentive awards, phantom stock awards and share awards. Directors, officers, employees, including future employees who have received written offers of employment, and consultants and advisors to us and our subsidiaries (each an eligible individual) may receive grants under the plan. The plan is designed to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code as currently in effect, and the conditions for exemptions from short-swing profit recovery rules under Rule 16b-3 under the Exchange Act.

The plan requires that a committee of at least two members of the Board of Directors administer the plan. The committee may consist of the entire Board of Directors, but:

•

if the committee consists of less than the entire Board of Directors, then with respect to any option or award granted to an eligible individual who is subject to Section 16 of the Exchange Act, the committee must consist of at least two directors, each of whom must be a “non-employee director” for purposes of Section 16 of the Exchange Act; and

•

if needed for any option or award to qualify as performance-based compensation following the period ending on the earlier of the date of our annual meeting in 2011 and the expiration of the “reliance period” under Treasury Regulation Section 1.162-27(f)(2) (the “transition period”), the committee must consist of at least two directors, each of whom must be an outside director for purposes of Section 162(m) of the Code.

The Compensation Committee currently administers the plan and has appointed a subcommittee to satisfy the requirements of Section 16 of the Exchange Act and Section 162(m) of the Code described above. Generally, the committee (and if appropriate, the subcommittee) has the right to grant options and other awards to eligible individuals and to determine the terms and conditions of options and awards, including the vesting schedule and exercise price of options and awards.

The plan authorizes the initial issuance of 1,840,000 shares of our common stock. Until the termination of the plan, the number of shares available for issuance will be increased annually on January 1st of each year, commencing on January 1, 2008, in an amount equal to 3% of the total number of our shares of common stock issued and outstanding as of December 31st of the immediately preceding calendar year. Our Board of Directors has the discretion to reduce the amount of the annual increase in any particular year. Both the initial share reserve and the increased number of shares available for issuance under the plan are subject to adjustment in the event of any change in capitalization affecting our outstanding common stock. No more than 1,840,000 shares may be made the subject of incentive stock options under the plan. Following the transition period permitted under Section 162(m) of the Code, the number of shares that may be subject to options and stock appreciation rights granted to an eligible individual in any calendar year may not exceed 1,500,000 shares, and the number of shares that may be subject to performance shares or performance-based restricted stock granted to an eligible individual in any calendar year may not exceed 1,500,000 shares (with such limit to be applied separately to each type of award). The dollar amount of cash that may be the subject of performance units or cash incentive awards granted to an eligible individual in any calendar year may not exceed $1,500,000 and $2,000,000, respectively.

In the event of certain transactions involving our common stock, including a merger or consolidation, the plan and the options and awards issued under the plan will continue in effect in accordance with their respective terms, except that following these transactions either:

•	each outstanding option or award will be treated as provided for in the agreement entered into in connection with the transaction; or

•

if not so provided in the agreement, each optionee or grantee will be entitled to receive in respect of each share of common stock subject to any outstanding option or award, upon exercise of an option or payment or transfer in respect of any award, the same consideration that each holder of a share of common stock was entitled to receive in the transaction, provided, however, that unless otherwise determined by the committee, the consideration will remain subject to all of the conditions, restrictions and performance criteria which were applicable to the options and awards prior to the transaction. In addition, in the event of a change in ownership or effective control of us, the committee may provide, in an agreement evidencing the grant of an option or award or at any time thereafter, that options or awards may become vested and exercisable and may become free of restrictions, to the extent of all or any portion of the option or award.

The plan will automatically terminate on the day preceding the tenth anniversary of its approval by our Board of Directors, unless terminated earlier by our Board of Directors. Generally, our Board of Directors may terminate, amend, modify or suspend the plan at any time, except that no such action may impair and adversely affect the rights under any award previously granted to a participant without the participant’s consent, and no material modification to performance goals and targets under the plan may be made without stockholder approval.

Employee Stock Purchase Plan

In connection with our initial public offering, we established our ESPP, which is designed to enable eligible employees to periodically purchase shares of our common stock at a discount from the fair market value of our common stock on the date of purchase. Our executive officers and directors are not eligible to participate in our ESPP.

Limitations of Liability and Indemnification Matters

Our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of any law;

•	from authorizing illegal dividends or redemptions; and

•	from any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide that we will fully indemnify any person who was or is a party, or is threatened to be made a party, or is involved in any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that the person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred or suffered by the person in connection with the action, suit or proceeding. Delaware law also provides that indemnification permitted under law is not to be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

We are authorized to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have obtained liability insurance for our officers and directors.

At present, we are not the subject of any pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification or advancement of expenses will be required or permitted under our bylaws.

Compensation Committee Report

The Compensation Committee oversees Deltek’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Alok Singh (Chairman)

Joseph M. Kampf

Kathleen deLaski

Nanci E. Caldwell

Compensation of Directors

Compensation for Fiscal 2007

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Michael B. Ajouz	—	—	—
Nanci E. Caldwell	60,000	85,824	145,824
Kathleen deLaski	55,000	133,212	188,212
Joseph M. Kampf	55,000	126,543	181,543
Steven B. Klinsky	—	—	—
Albert A. Notini	65,000	85,824	150,824
Janet R. Perna	55,000	124,653	179,653
Alok Singh	—	—	—

(1)	Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2007, in accordance with FAS 123(R), and thus may include amounts from awards granted in and prior to 2007. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 31, 2008.
(2)	In fiscal 2007, each of our non-employee directors received the following options to purchase shares of our common stock (directors affiliated with the New Mountain Funds do not receive equity grants):

Name	Grant Date	Number of Shares		Exercise Price Per Share ($)	Grant Date Fair Value ($) (a)
Nanci E. Caldwell	February 21, 2007	20,000	(b)	$13.10	142,400
	February 21, 2007	7,500	(c)	$13.10	53,400
Kathleen deLaski	January 19, 2007	14,000	(b)	$12.24	93,380
	February 21, 2007	7,500	(c)	$13.10	53,400
Joseph M. Kampf	January 19, 2007	14,000	(b)	$12.24	93,380
	February 21, 2007	7,500	(c)	$13.10	53,400
Albert A. Notini	February 21, 2007	20,000	(b)	$13.10	142,400
	February 21, 2007	7,500	(c)	$13.10	53,400
Janet R. Perna	January 19, 2007	3,000	(b)	$12.24	20,010
	February 21, 2007	7,500	(c)	$13.10	53,400

(a)	The amounts shown represent the estimated fair value of the stock options on the grant date as determined in accordance with FAS 123R, using the modified prospective method to estimate the fair value of stock options. For additional information on the valuation assumptions, refer to the notes to our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2007.
(b)	The options represented by these grants vest ratably (25% per year) over a four-year period, commencing on the first anniversary of the respective option grant date.
(c)	The options represented by these grants vest 100% on the one-year anniversary of the option grant date.

(3)	As of December 31, 2007, the aggregate number of shares underlying options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares
Michael B. Ajouz	—
Nanci E. Caldwell	55,200
Kathleen deLaski	57,677
Joseph M. Kampf	63,235
Steven B. Klinsky	—
Albert A. Notini	55,200
Janet R. Perna	49,421
Alok Singh	—

(4)	The following table sets forth the outstanding equity awards held by non-employee directors at December 31, 2007.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexerciseable	Option Exercise Price $	Vesting Schedule
Nanci E. Caldwell	8/2/2005	13,850	13,850	3.61	25% per year beginning on 8/2/2006
	2/21/2007	0	20,000	13.10	25% per year beginning on 2/21/2008
	2/21/2007	0	7,500	13.10	100% on 2/21/2008

Kathleen deLaski	6/2/2006	0	28,275	9.00	25% per year beginning on 6/2/2007
	12/4/2006	0	7,902	11.48	25% per year beginning on 6/2/2007
	1/19/2007	0	14,000	12.24	25% per year beginning on 1/19/2008
	2/21/2007	0	7,500	13.10	100% on 2/21/2008

Joseph M. Kampf	6/2/2006	9,425	28,275	9.00	25% per year beginning on 6/2/2007
	12/4/2006	2,633	7,902	11.48	25% per year beginning on 6/2/2007
	1/19/2007	0	7,500	12.24	25% per year beginning on 1/19/2008
	2/21/2007	0	7,500	13.10	100% on 2/21/2008

Albert A. Notini	8/2/2005	13,850	13,850	3.61	25% per year beginning on 8/2/2006
	2/21/2007	0	20,000	13.10	25% per year beginning on 2/21/2008
	2/21/2007	0	7,500	13.10	100% on 2/21/2008

Janet R. Perna	6/2/2006	111	28,275	9.00	25% per year beginning on 6/2/2007
	12/4/2006	2,633	7,902	11.48	25% per year beginning on 6/2/2007
	1/19/2007	0	3,000	12.24	25% per year beginning on 1/19/2008
	2/21/2007	0	7,500	13.10	100% on 2/21/2008

Standard Director Compensation Arrangements

Effective January 1, 2007, each director who is neither an officer nor an employee of us and is not affiliated with New Mountain Capital will receive an annual retainer of $50,000, an annual retainer of $5,000 for service on each committee, and in lieu of the $5,000 committee fee, an annual retainer of $10,000 for the Compensation Committee chair and $15,000 for the Audit Committee chair. All retainers are paid quarterly and in cash.

The following table provides information regarding the amount of annual cash fees paid in 2007 and payable in 2008.

Position	2007 Fees ($)	2008 Fees ($)
Member of the Board of Directors	50,000	50,000
Lead Director	—	—
Audit Committee:
Chair	15,000	15,000
Member	5,000	5,000
Compensation Committee:
Chair	10,000	10,000
Member	5,000	5,000

Equity Compensation

Effective January 1, 2007, directors will receive an initial grant of 20,000 options that vest 25% per year upon initial election as a director and an annual stock option grant of 7,500 options that vest 100% on the first anniversary of the date of grant. Options granted have a per share exercise price equal to the fair value of a share of our common stock underlying our options at the time of grant.

A special grant of 20,000 options each to Mr. Notini and Ms. Caldwell was approved at the February 21, 2007 Compensation Committee meeting. This grant was made so that their equity interests would be comparable to those of the other non-employee directors. The per share exercise price of these stock options is $13.10 per share. These stock options have a four-year vesting period.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Deltek’s equity compensation plans as of December 31, 2007.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders (1)	6,327,424	(1)	9.44	1,306,800	(2)(3)(4)
Equity compensation plans not approved by security holders	—		—	—
Total	6,327,424		9.44	1,306,800

(1)	Includes 5,044,244 securities to be issued upon exercise of outstanding options under Deltek’s 2005 Stock Option Plan and 1,283,200 securities to be issued upon exercise of outstanding options under Deltek’s 2007 Stock Incentive and Award Plan as of December 31, 2007.
(2)	No further securities may be issued under our 2005 Stock Option Plan as of December 31, 2007.
(3)	Includes 556,800 securities remaining available for future issuance as of December 31, 2007 under Deltek’s 2007 Stock Incentive and Award Plan.
(4)	Includes 750,000 shares available for future issuance as of December 31, 2007 under Deltek’s Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Recapitalization Agreement

We entered into the recapitalization agreement with the New Mountain Funds, the deLaski stockholders and certain management stockholders on December 23, 2004. The recapitalization closed on April 22, 2005. In March 2007, we paid $4.8 million as contingent payments under the recapitalization agreement on behalf of the deLaski stockholders. In 2007, we paid Mr. Lowrey approximately $242,000 in connection with the accelerated vesting of his stock appreciation rights in connection with the recapitalization.

Advisory Agreement

On April 22, 2005, we entered into an advisory agreement with New Mountain Capital pursuant to which New Mountain Capital was engaged to provide management, financial and investment banking services to us on a non-exclusive basis. New Mountain Capital receives $500,000 annually as an advisory fee for these ongoing services (payable quarterly in advance) and, separately, is entitled to receive a transaction fee, on a transaction by transaction basis, equal to 2% of the transaction value of each significant transaction directly or indirectly involving us or any of our controlled affiliates, including acquisitions, dispositions, mergers or other similar transactions, debt, equity or other financing transactions, public or private offerings of our securities and joint ventures, partnerships and minority investments. Transaction fees are payable upon the consummation of a significant transaction. No fee is payable for a transaction with a value of less than $25 million. In 2007, we incurred $250,000 in advisory fees for advisory services rendered in 2007. We also paid $1,083,411 in transaction fees to New Mountain Capital in connection with our initial public offering. This amount represents 2% of the gross proceeds to us in the initial public offering, without taking into account underwriters’ fees and expenses and our expenses. New Mountain Capital agreed to waive its advisory fee for the third quarter of 2007 and for subsequent quarters.

Under the advisory agreement, we are required to pay directly or reimburse New Mountain Capital for its out-of-pocket expenses incurred in connection with the services provided under the agreement. We paid approximately $10,000 in 2007 in total expense reimbursements arising under the advisory agreement to New Mountain Capital, including in connection with the initial public offering.

The advisory agreement terminates when, among other things, the New Mountain Funds cease to beneficially own at least 15% of our outstanding common stock or a change of control occurs, which will generally occur:

•	upon the consolidation, merger or other business combination of us into another person;

•	upon the sale, lease, transfer or other disposition of all or substantially all of our assets;

•

upon any transaction or series of related transactions in which the holders of our voting capital immediately prior to the transaction do not continue to hold more than 40% of the combined voting power of the voting securities of the surviving entity having the power to vote with respect to the election of directors; or

•

when the directors who were members of our Board of Directors at the close of business on April 22, 2005 (or any new director who has been approved by a vote of at least a majority of those directors) cease to constitute a majority of the members of our Board of Directors.

Investor Rights Agreement

On April 22, 2005, we entered into an investor rights agreement with the New Mountain Funds and certain other persons, including the deLaski stockholders, and on August 10, 2007, we amended the investor rights agreement. The investor rights agreement contains a voting agreement that provides, among other things, that New Mountain Partners, Allegheny New Mountain and the deLaski stockholders will be entitled to designate a certain number of members of the Board of Directors and that we are required to take the necessary action within our control to cause the designated individuals to be elected as members of our Board of Directors. Further, at each stockholder meeting at which directors are to be elected, the New Mountain Funds, and any assignee of the New Mountain Funds, and the deLaski stockholders are required to take all necessary and desirable action to effect the terms of the voting agreement, including with respect to the election of directors.

Three of our current directors, Messrs. Ajouz, Klinsky and Singh, were appointed by New Mountain Partners and Allegheny New Mountain, and one of our current directors, Ms. deLaski, was appointed by the deLaski stockholders pursuant to the investor rights agreement. The rights granted in the investor rights agreement to New Mountain Partners, Allegheny New Mountain and the deLaski stockholders to appoint directors is subject to reduction and elimination as the stock ownership percentages of the New Mountain Funds or the deLaski stockholders, as applicable, decline. So long as New Mountain Partners owns a majority of the outstanding shares of our Class A common stock and beneficially owns one-third or more of the outstanding shares of our common stock, it has the right to designate at a least a majority of our Board of Directors provided that:

•

if the New Mountain Funds (including any transferee of the New Mountain Funds) beneficially own less than one-third, but at least 15% of the outstanding shares of our common stock, New Mountain Partners will be entitled to elect three of the members of our Board of Directors;

•

if the New Mountain Funds (including any transferee of the New Mountain Funds) beneficially own less than 15% but at least 5% of the outstanding shares of our common stock, New Mountain Partners will be entitled to elect two of the members of our Board of Directors; and

•

if the New Mountain Funds (including any transferee of the New Mountain Funds) beneficially own less than 5% of the outstanding shares of our common stock, then so long as the New Mountain Funds beneficially own any shares of our common stock, New Mountain Partners will be entitled to elect at least one member of our Board of Directors.

Notwithstanding the foregoing, as long as New Mountain Partners has the right to designate more than one director, and Allegheny New Mountain owns any shares of our Class A common stock, Allegheny New Mountain has the right to designate one director to our Board of Directors in lieu of the director being designated by New Mountain Partners.

In addition, as long as the deLaski stockholders beneficially own at least 15% of our outstanding common stock, they have the right to designate two members of our Board of Directors. If the deLaski stockholders beneficially own less than 15% but at least 5% of our outstanding common stock, they have the right to designate one member of our Board of Directors. Any members designated by the deLaski stockholders must be reasonably acceptable to the New Mountain Funds.

If any member of our Board of Directors designated by New Mountain Partners, Allegheny New Mountain or the deLaski stockholders ceases to serve as a director for any reason, the resulting vacancy will be filled by the person or entity entitled to designate the director (provided that the person or entity still has the right to designate a director as described above). In addition, the New Mountain Funds and the deLaski stockholders will not vote in favor of the removal of any designated director unless the person or entity having the right to designate the director to our Board of Directors recommends his or her removal. In such case, the New Mountain Funds and the deLaski stockholders are required to vote in favor of the director’s removal.

The voting agreement with respect to the election of directors and vacancies and removals of directors requires that our certificate of incorporation and bylaws provide for indemnification of, advancement of expenses to and limitation of personal liability to the directors of our Board of Directors. Under this agreement, we are not permitted to amend, repeal or modify in a manner adverse to our directors any provision of our certificate of incorporation until at least six years following the date that New Mountain Partners, Allegheny New Mountain and the deLaski stockholders are no longer entitled to designate directors to our Board of Directors.

Under the investor rights agreement, the prior written consent of the New Mountain Funds is required upon the occurrence of certain events. We cannot, without the prior written consent of the New Mountain Funds, take certain actions including actions to:

•	consolidate or merge with any other person, sell or transfer all or substantially all of our assets to another person or enter into any other similar business combination transaction;

•

enter into any transaction with any stockholder holding more than 1% of our outstanding common stock, director, officer or employee unless the transaction is determined by a majority of our Board of Directors to be fair and reasonable and is approved by a majority of disinterested directors;

•	change significantly the scope or nature of our business;

•

incur indebtedness of more than $10 million (other than indebtedness incurred under our current credit agreement as in effect on April 22, 2005 or under any amendment to, or refinancing of, our credit agreement, provided that the prior consent of the New Mountain Funds to any amendment or refinancing is obtained);

•	sell, lease, transfer or otherwise dispose of any asset or group of assets with a book value or fair market value of $10 million or more;

•	purchase, acquire or obtain any capital shares or other proprietary interest in any entity or related entity;

•	purchase, acquire or obtain any business or assets of another person having a value in excess of $5 million;

•	pay or declare a dividend or distribution on any shares of our capital stock (other than dividends on our common stock payable in additional shares of common stock);

•

issue, sell, offer for sale or solicit offers to buy any shares of our common stock or any convertible or non-convertible securities other than granting of options under our stock option plan, which grants have been approved by our Board of Directors (or a Board of Directors committee) inclusive of at least one director appointed by the New Mountain Funds or pursuant to a stock dividend or upon any stock split or other subdivision or combination of shares of our capital stock;

•	increase the number of directors of our Board of Directors to more than eight directors;

•	amend, repeal or change any provision of our certificate of incorporation or bylaws in any manner adverse to the New Mountain Funds or any assignee of the New Mountain Funds;

•	become a party to any agreement which restricts our ability to perform the investor rights agreement or the shareholder’s agreement;

•	change our independent auditors (other than to a “Big 4” accounting firm);

•

grant any severance or termination pay to any of our executive officers except payments made pursuant to pre-existing written agreements, in the ordinary course of business consistent with past practice or as determined by counsel to be required by law;

•	enter into, amend or modify any contract that would purport to apply to the New Mountain Funds;

•	remove, replace or establish the level of compensation payable to any of our executive officers, except in the ordinary course of business consistent with past practice; and

•	agree or otherwise commit to do any of the foregoing (unless the commitment is conditioned on obtaining the approval of the New Mountain Funds).

The prior written consent of the deLaski stockholders is required to amend, repeal or change any provision of the advisory agreement, described below, and to enter into any transaction with any stockholder holding more than 1% of our common stock, any director, officer or employee of the Company, or any affiliate of the foregoing unless the transaction is determined to be fair and reasonable and is either approved by a majority of the disinterested members of the Board of Directors or is on terms at least as favorable to us as the terms that would be available from an independent third party on an arm’s- length basis.

The approval rights of the New Mountain Funds under the investor rights agreement terminate when the New Mountain Funds and any assignee of the New Mountain Funds beneficially owns less than 15% of the shares of our outstanding common stock, and the deLaski approval rights terminate at the time the number of shares beneficially owned by the deLaski stockholders constitutes less than 52.8% of the number of shares of common stock owned by them on April 22, 2005.

The investor rights agreement provides certain registration rights which, among other things:

•

allow the New Mountain Funds and any assignee of the New Mountain Funds to require that we effect the registration under the Securities Act of all or a part of the shares of our common stock held by them up to four times;

•

allow the New Mountain Funds and any assignee of the New Mountain Funds the right to include certain shares of our common stock held by them in any registration statement filed by us with respect to any offering of our equity securities; and

•

restrict our ability to grant a holder or prospective holder of our securities demand or incidental registration rights, unless the rights are subordinate to the rights granted to the New Mountain Funds and any assignee of the New Mountain Funds.

The investor rights agreement contains indemnification provisions in favor of the stockholders that are party to the agreement and each control person of the stockholders against any losses arising out of the registration of our securities. We will reimburse these persons for any reasonable legal or other fees or expenses incurred in connection with investigating or defending any loss. We will not be liable to any of these persons if the loss arises out of or is based upon an untrue statement or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to us by or on behalf of the person.

Shareholder’s Agreements

The following stockholders are required to execute a shareholder’s agreement with respect to the shares of our common stock held by them:

•	stockholders that have purchased shares from us prior to our initial public offering, including stockholders who were or are our directors, officers or employees;

•	stockholders that acquire shares pursuant to our 2005 Stock Option Plan; and

•	stockholders that acquire shares pursuant to our 2007 Plan.

We refer to these agreements collectively as the “shareholder’s agreement.” Shares of our common stock acquired pursuant to our ESPP are not subject to a shareholder’s agreement.

Under the shareholder’s agreement (other than the shareholder’s agreement applicable to shares acquired pursuant to the exercise of options granted under our 2007 Plan), each stockholder party to the agreement may participate proportionately in any private sale or public offering of common stock by the New Mountain Funds of their shares of our common stock. Each stockholder may sell in the private sale or public offering up to the same percentage of the stockholder’s shares of our common stock as the New Mountain Funds sell in the private sale or public offering, determined based on the aggregate number of shares of common stock owned and the aggregate number of shares of common stock being sold by the New Mountain Funds (assuming conversion, exchange or exercise of all convertible securities held by the New Mountain Funds and the stockholders, including vested and unvested options). If the number of shares which a stockholder is entitled to sell exceeds the number of shares of common stock held by the stockholder, any options held by the stockholder (including unvested options) may be exercised to the extent of the excess. A stockholder may choose any combination of shares and options (if vested) in determining the securities the stockholder will sell in the public or private offering. Any unvested options may only be exercised to the extent there is an amount of securities that such stockholder may sell that has not been covered by shares or vested options. In lieu of permitting the stockholder to exercise any vested or unvested options to enable a stockholder to participate in the public offering of shares owned by the New Mountain Funds, we may, at our option, cause the options and the shares underlying the options to be registered, thereby permitting the stockholder to sell these shares at a later date.

The shareholder’s agreement, as amended, also provides that, following the completion of this offering, if a stockholder party to the shareholder’s agreement is a “covered person” and if the New Mountain Funds propose to sell all or any portion of their shares of common stock in a bona fide arm’s-length transaction (by merger or otherwise) or if we propose to sell or otherwise transfer for value all or substantially all of our stock, assets or business:

•

the New Mountain Funds, at their option, may require in the case of a sale of stock by them, that each covered person (as defined in the shareholder’s agreement) sell their shares proportionate to the New Mountain Funds and waive any appraisal rights in connection with the sale transaction; and

•

if stockholder approval of the transaction is required and our stockholders are entitled to vote on the transaction, each covered person is required to vote all of their shares in favor of the transaction.

For purposes of the shareholder’s agreement, “covered person” will include:

•	each of our current or former executive officers;

•	any other current or former officer who is or was employed by us at the Senior Vice President level or higher; or

•	any other stockholder who beneficially owns at least 100,000 shares of our common stock (including shares owned by any permitted transferee under the shareholder’s agreement).

The sale of shares of our common stock by the covered persons upon exercise by the New Mountain Funds of these rights will be for the same per share consideration and on substantially the same terms and conditions as the sale of shares owned by the New Mountain Funds. The consideration may be adjusted, as needed, if the covered persons and the New Mountain Funds are selling different types of capital stock, except that there will be no adjustment in the consideration per share if the New Mountain Funds are also selling their shares of Class A common stock. If the consideration consists of securities and the sale would require either a registration statement under the Securities Act or the preparation of a disclosure statement pursuant to Regulation D under the Securities Act (or similar provision under state securities laws) and the registration statement or disclosure statement is not otherwise being prepared, then, at the option of the New Mountain Funds, the covered persons may receive, in lieu of securities, the fair market value of the securities in cash.

The shareholder’s agreement (other than those agreements entered into by our directors or by stockholders that have acquired shares through the exercise of options granted under our 2007 Plan) provides that, upon termination of an employee stockholder’s employment (other than Mr. Parker’s employment, whose rights under his joinder agreement are described below), we have the right to purchase for a period of six months all or any portion of the shares of common stock of the Company held by the employee or acquired by the employee after the date of termination upon the exercise of any stock options held by the employee. If the employee is terminated by us for cause, the purchase price per share of the employee’s common stock will be equal to the lesser of 90% of the stockholder’s cost of their shares of common stock and the fair market value of the stockholder’s common stock. If an employee is terminated by us for any reason other than cause or if the employee’s employment with us terminates by reason of death, permanent disability or adjudicated incompetency, the purchase price per share of the employee’s common stock will be equal to the fair market value of the stockholder’s common stock. The fair market value of any shares repurchased by us will equal the average of the daily closing prices of our common stock on the 20 consecutive trading days immediately prior to the employee’s termination or, if the shares are not publicly listed or traded, will be determined by our Board of Directors in good faith.

The shareholder’s agreement, moreover, prohibits stockholders party to the agreement (other than those agreements entered into by our directors or by stockholders that have acquired shares through the exercise of options granted under our 2007 Plan) from engaging in certain prohibited activities. Under the agreement, these stockholders may not:

•

disclose or furnish to any other person confidential or proprietary information, defined as any non-public information acquired in the course of the stockholder’s employment with us, if applicable, that is reasonably likely to have competitive value to us, any of our affiliates or any competitor, excluding information that has become public other than as a result of breach by the stockholder of the shareholder’s agreement; or

•	directly or indirectly solicit for employment any of our employees or employees of any of our affiliates (in the case of employee stockholders only).

In addition, stockholders that held shares of our common stock immediately prior to our initial public offering and stockholders that hold shares of our common stock acquired pursuant to the exercise of options acquired under our 2005 Stock Option Plan are prohibited from selling, transferring, assigning or otherwise disposing of the shares of our common stock held by them, except for certain permitted transfers to family members and entities related to the stockholder or family member.

We have the right to purchase all or any portion of the shares of our common stock then held by a stockholder who is party to the shareholder’s agreement if:

•	a stockholder engages in any of the prohibited activities described above (if applicable);

•

an employee stockholder at any time prior to the second anniversary of the employee’s termination, owns, manages or is employed by any of our competitors or is a competitor of the Company in an individual capacity or engages in any other competitive activity (including breaching any non-competition obligations under any non-competition agreement or employee agreement to which the stockholder is a party); or

•	a stockholder is convicted of a felony against us or any of our affiliates.

If we exercise this right, the purchase price per share of the stockholder’s common stock will be equal to the lesser of 90% of the stockholder’s cost of their shares of common stock and the fair market value of the stockholder’s common stock.

Under the shareholder’s agreement, from and after the date the New Mountain Funds and any assignee of the New Mountain Funds ceases to beneficially own shares of our common stock representing at least 15% of the total number of votes that may be cast in the general election of directors of the Company:

•

all other provisions of the agreement regarding the rights and restrictions on our common stock terminate, including the repurchase provisions upon termination of employment or in the event of certain prohibited activities (applicable to all stockholders party to the agreement other than director stockholders);

•

any shares of common stock owned by current stockholders or holders of shares acquired upon exercise of options granted under our 2005 Stock Option Plan may be sold, transferred or assigned free of the restrictions contained in the agreement applicable to them; and

•

the stockholders party to the agreement will not be entitled to any of the rights contained in the shareholder’s agreement, except for those rights of current stockholders or holders of shares acquired upon exercise of options granted under our 2005 Stock Option Plan relating to their participation in private sales and public offerings by the New Mountain Funds.

Kevin T. Parker Joinder Agreement to Shareholder’s Agreement

Each executive officer who has purchased shares of our common stock entered into joinder agreements to the shareholder’s agreement dated as of the date of purchase of the shares. With the exception of Mr. Parker, each executive officer has the same rights and obligations as all other employees under the shareholder’s agreement.

Under Mr. Parker’s joinder agreement, if Mr. Parker’s employment is terminated, the period in which we are able to purchase shares of common stock owned by him is limited to two months after his termination (as opposed to six months for all other employees). In addition, in determining the purchase price for the shares of common stock owned by Mr. Parker, the fair market value of the shares of common stock owned by him will equal the average of the daily closing prices of our common stock on the 20 consecutive trading days immediately prior to his termination or, if the shares are not publicly listed or traded, will be determined by the mutual agreement of us and Mr. Parker or, in the absence of mutual agreement, by an investment banker or other third party valuation firm (or, in the absence of mutual agreement, by the American Arbitration Association). Under Mr. Parker’s employment agreement, when our common stock becomes publicly traded, we are required to maintain an effective registration statement covering the resale of shares purchased by Mr. Parker or ensure that we satisfy the requirements of Rule 144 of the Securities Act so that Rule 144 is available for Mr. Parker to sell his shares. Mr. Parker, however, will remain subject to the contractual and legal restrictions on resale applicable to him under the shareholder’s agreement. On May 24, 2007, Mr. Parker waived his right to require the Company to maintain an effective registration statement, as described above, for a 180-day period after the completion of our initial public offering.

Employment Arrangements with Executive Officers

In September 2007, we entered into an employment letter agreement with David D. Hare, our Executive Vice President of Global Support. The agreement has no set term, and employment under it is at will. The agreement provided for an annual base salary of $300,000. In addition, Mr. Hare is eligible to receive performance-based bonuses, to be paid quarterly, based on the satisfaction of agreed-upon targets. The target annual bonus to be received by Mr. Hare was $150,000. The minimum quarterly bonus for the first two quarters after Mr. Hare’s start date (ie., the fourth quarter of 2007 and the first quarter of 2008) was guaranteed to be 100% of his target payout. In connection with the commencement of his employment with us, we granted Mr. Hare an option to purchase 275,000 shares of our common stock at an exercise price of $17.80 per share in November 2007.

In April 2007, our Compensation Committee approved a change in control policy that superseded all prior change in control arrangements and amended the employment letter agreements for Ms. Kortright and Messrs. Clark and Schwiesow. This change in control policy is also reflected in Mr. Hare’s employment letter agreement. Under their respective employment letter agreements as currently in effect, if the employment of any one of Ms. Kortright or Messrs. Clark, Hare or Schwiesow is terminated prior to a change in control either by us without “cause” or by the executive for “good reason” (as such terms are defined below), the executive will receive as severance six months’ salary continuation at the executive’s then-current base salary rate and continuation of medical benefits for 12 months at active-employee rates.

If, on the date of or within 18 months following a change in control, the employment of any one of Ms. Kortright or Messrs. Clark, Hare or Schwiesow is terminated either by us or our successor without “cause” or by the executive for “good reason” the executive will receive as severance 18 months’ salary continuation at the executive’s then-current base salary rate, a lump sum payment equal to one and one-half times the executive’s target annual bonus for the year in which termination occurs and continuation of medical benefits for 18 months at active-employee rates. If the employment of any of Ms. Kortright or Messrs. Clark, Hare or Schwiesow is terminated by us for “cause,” the executive will be entitled to receive only accrued base salary and benefits as of the date of termination.

The employment letter agreements also provide that if the employment of Ms. Kortright or Mr. Schwiesow is terminated either by us or our successor without “cause” or by the executive for “good reason” on the date of or within 18 months following a change in control, the options held by the executive will immediately be accelerated and deemed to be vested and exercisable in full.

For purposes of the employment letter agreements with each of Ms. Kortright and Messrs. Clark, Hare and Schwiesow, “cause” is defined as:

•	a conviction for a felony;

•	fraud or gross misconduct on the executive’s part that causes material damage to us;

•	the executive’s material violation of the executive’s non-competition agreement; or

•	the executive’s breach of a material term of the executive’s employment letter agreement that is not cured within 30 days after written notice to the executive.

“Good reason” is defined as:

•

for all executives except Mr. Hare, a material reduction in the nature and scope of the executive’s authorities, powers, functions or duties that is not cured within 30 days after written notice to us (provided, however, that neither a change in the executive’s reporting responsibilities nor our ceasing to be a publicly registered company will automatically constitute “good reason” unless, as a result thereof, there is a material reduction, without the executive’s consent, of the nature and scope of the executive’s authorities, powers, functions or duties);

•	a reduction in the executive’s compensation (including base salary or target bonus opportunity) that is not cured within 30 days after written notice to us;

•	an office relocation resulting in a commute that is more than 75 miles from the executive’s residence or more than 120% (in miles) of the executive’s prior commute, whichever is greater; or

•	for all executives except Mr. Hare, our material breach of the executive’s employment letter agreement that is not cured within 30 days after written notice to us.

If any payments or distributions due to any of the executives in connection with a change in control of us would be subject to the excise tax imposed by Section 4999 of the Code, the executive will receive either the full amount of the severance payments or benefits or a reduced amount such that no excise tax is payable, whichever is more favorable to the executive.

Stock Purchases by Executive Officers and Directors

In connection with their employment, certain of our executive officers purchased shares of our common stock during 2007. No director purchased shares of our common stock during 2007.

Name	Date	Number of Shares & Purchase Price
		$12.24	$16.05

Holly C. Kortright	1/15/07	3,000	—
Richard P. Lowrey	7/19/07	—	3,115

Option Grants to Executive Officers and Directors

Effective February 21, 2007, Ms. Caldwell and Mr. Notini each received a stock option grant to purchase 20,000 shares of our common stock at a per share exercise price of $13.10 to align their equity interests with those of the other non-employee directors. In addition, under our new director compensation program, each of the non-employee directors not affiliated with New Mountain Capital was granted options to purchase 7,500 shares of our common stock at a per share exercise price of $13.10. Further, on March 15, 2007, we granted options to purchase shares of our common stock to our named executive officers. These options were granted with a per share exercise price of $13.10.

Policies and Procedures for Review and Approval of Related Person Transactions

Our Board of Directors has adopted a written related person transaction policy for the review, approval or ratification of related person transactions in accordance with applicable rules and regulations of the Securities and Exchange Commission and The Nasdaq Global Select Market. Under this policy, related person transactions, which are defined for purposes of the policy as any transaction in which we are a participant and any of our directors, nominees for director, executive officers, employees, stockholders holding more than five percent of our common stock or members of their immediate families (other than immediate family members of employees who are not executive officers) have a direct or indirect interest, must be reviewed and approved or ratified.

The policy provides that management must bring to the Audit Committee for review and approval each proposed related person transaction in which the amount involved exceeds $25,000 (other than related person transactions involving compensation matters or employees who are not executive officers). After appropriate review, the Audit Committee will approve a related person transaction if it is in the best interests of us and our stockholders. Management must also bring to the Audit Committee for its review and approval any proposed material modification to any previously approved related person transaction. If it is not practical for the Audit Committee to review in advance a particular related person transaction or material modification, management must bring to the Audit Committee for its ratification the related person transaction or modification and make those changes as the Audit Committee may require. Related person transactions with employees that are not executive officers and related person transactions with other related persons in which the amount involved is less than $25,000 are required to be approved by our general counsel or his designee.

All related person transactions involving compensation matters relating to a director, nominee for director or executive officer will be approved by the Compensation Committee and, as necessary, any independent subcommittee of the Compensation Committee.

Loans or advances to employees are generally prohibited under the policy and must be approved by the chief executive officer and otherwise be made in accordance with the policy and applicable laws or regulations, including those of the Securities and Exchange Commission and The Nasdaq Global Select Market. In addition, we are prohibited from hiring as employees any immediate family member of our directors or executive officers.

Under the policy, no further approvals are required for any of our obligations arising under existing agreements at the time of this offering. In addition, related person transactions with New Mountain Capital or its affiliates, the deLaski stockholders or any of our directors or executive officers resulting from the agreements entered into in connection with our recapitalization (including, without limitation, by virtue of the joinder of a related person to, or execution by a related person of, these agreements subsequent to the recapitalization) are not considered related person transactions requiring review and approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC and provide us with copies. Our employees prepare these reports for our directors and executive officers on the basis of information obtained from them and from Deltek’s records. Based on information available to us during fiscal year 2007, and written representations from certain of our executive officers and directors, we believe that all applicable Section 16(a) filing requirements were met, except that, due to an administrative error on the part of our employees preparing these reports, a report on Form 4 relating to a grant of an option to Mr. Hare to purchase 275,000 shares was filed late.

OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of Deltek’s common stock (as of March 26, 2008, unless otherwise indicated) for the following:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of the outstanding shares of our common stock;

•	each of our non-employee directors;

•	each of our executive officers named in the Summary Compensation Table of this proxy statement; and

•	all directors and current executive officers of Deltek as a group.

Each of our stockholders who was a stockholder prior to our initial public offering is a party to a shareholder’s agreement with us. Pursuant to these shareholder’s agreements, if, among other things, the New Mountain Funds propose to sell all or any portion of their shares of our common stock in a transaction and if stockholder approval is required for the transaction, directors, executive officers, other employees at the senior vice president level or above and beneficial owners of more than 100,000 shares of our common stock (including through the exercise of options under our stock plans), are required to vote their shares of our common stock in favor of the transaction. There is also an investor rights agreement among certain stockholders listed below requiring them to vote for director nominees nominated by the New Mountain Funds and by the deLaski stockholders under various circumstances. Accordingly, these persons may be deemed to be members of a group, and the New Mountain Funds would be deemed to beneficially own all of the shares of common stock beneficially held by these persons for purposes of Section 13 of the Exchange Act, or approximately 35,000,000 shares of common stock (approximately 82% of the common stock outstanding as of March 26, 2008) . The table below represents the number of shares owned by each disclosed stockholder but without taking into account that certain stockholders may be part of a group under the shareholder’s agreement.

For a description of the shareholder’s and investor rights agreements and any other material relationships with the New Mountain Funds, see “Certain Relationships and Related Transactions.”

	Shares Beneficially Owned (2)	Percentage Beneficially Owned (2)
5% Stockholders, Directors and Officers (1)
5% Stockholders:
New Mountain Partners II, L.P. (3)(4)	23,026,031	53.5%
New Mountain Affiliated Investors II, L.P. (3)(4)	400,013	*
Allegheny New Mountain Partners, L.P. (3)(4)	1,775,297	4.1%
Kenneth E. deLaski (5)	4,829,821	11.2%
Lone Pine Capital LLC (6)	2,206,293	5.1%

Non-Employee Directors:
Michael B. Ajouz (3)(4)	—	—
Nanci E. Caldwell (7)	54,997	*
Kathleen deLaski (8)	132,760	*
Joseph M. Kampf (9)	51,433	*
Steven B. Klinsky (3)(4)	25,201,341	58.5%
Albert A. Notini (10)	48,992	*
Janet R. Perna (11)	22,105	*
Alok Singh (3)(4)	—	—

Named Executive Officers:
Kevin T. Parker (12)	468,760	1.1%
James C. Reagan (13)	191,119	*
Richard P. Lowrey (14)	205,520	*
Richard M. Lowenstein (15)	27,682	*
Carolyn J. Parent (16)	66,520	*
All directors and current executive officers as a group (18 persons) (17)	1,556,609	3.0%

*	Represents less than 1% of total.
(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Deltek, Inc., 13880 Dulles Corner Lane, Herndon, Virginia 20171.
(2)	The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 26, 2008, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 43,079,835 shares of common stock outstanding on March 26, 2008.
(3)

The general partner of each of New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P. and Allegheny New Mountain Partners, L.P. is New Mountain Investments II, L.L.C., a Delaware limited liability company, and the manager of each of the New Mountain Funds is New Mountain Capital, L.L.C., a Delaware limited liability company. Steven B. Klinsky is the managing member of, and Michael B. Ajouz and Alok Singh are members of, New Mountain Investments II, L.L.C., and Mr. Klinsky is the sole member and chief executive officer of, and Messrs. Ajouz and Singh are managing directors of New Mountain Capital, L.L.C. New Mountain Investments II, L.L.C. has decision making power over the disposition and voting of shares of portfolio investments of each of the New Mountain Funds. New Mountain Capital, L.L.C. also has voting power over the shares of portfolio investments of the New Mountain Funds. Mr. Klinsky, as the managing member of New Mountain Investments II, L.L.C., has voting and investment power over the shares held by New Mountain Investments II, L.L.C. Because New Mountain Investments II, L.L.C. has decision making power over the New Mountain Funds, and New Mountain Capital, L.L.C. has voting power over the shares of portfolio investments of the New Mountain Funds, Mr. Klinsky may be deemed to beneficially own the shares that the funds hold of record or may be deemed to beneficially own. Messrs. Klinsky, Ajouz and Singh, New Mountain Partners II, L.L.C. and New Mountain Capital, L.L.C. expressly disclaim beneficial ownership of these shares. The address of each of the foregoing is c/o New Mountain Capital, L.L.C., 787 Seventh Avenue, 49th Floor, New York, New York 10019.
(4)	New Mountain Partners, New Mountain Affiliated and Allegheny New Mountain collectively own all of the issued and outstanding shares of our Class A common stock.
(5)	Shares beneficially owned by Mr. deLaski include shares held by the trusts for the benefit of certain family members. Mr. deLaski exercises voting and/or dispositive power over these shares. Kenneth E. deLaski is our former chief executive officer and a former director of the Company.
(6)	Beneficial ownership is as of December 31, 2007, based on a Schedule 13G filed on January 28, 2008 with the SEC by Lone Spruce, L.P., Lone Balsam, L.P., Lone Sequoia, L.P., Lone Pine Associates LLC, Lone Pine Capital LLC and Stephen F. Mandel, Jr. The information provided below is derived from that Schedule 13G. Lone Spruce, L.P. beneficially owns 79,426 shares of common stock, for which it has sole voting or dispositive power as to no shares and shared voting or dispositive power as to 79,426 shares. Lone Balsam, L.P. beneficially owns 174,298 shares of common stock, for which it has sole voting or dispositive power as to no shares and shared voting or dispositive power as to 174,298 shares. Lone Sequoia, L.P. beneficially owns 145,615 shares of common stock, for which it has sole voting or dispositive power as to no shares and shared voting or dispositive power as to 145,615 shares. Lone Pine Associates LLC beneficially owns 399,339 shares of common stock, for which it has sole voting or dispositive power as to no shares and shared voting or dispositive power as to 399,339 shares. Lone Pine Capital LLC beneficially owns 1,806,954 shares of common stock, for which it has sole voting or dispositive power as to no shares and shared voting or dispositive power as to 1,806,954 shares. Stephen F. Mandel, Jr. beneficially owns 2,206,293 shares of common stock, for which he has sole voting or dispositive power as to no shares and shared voting or dispositive power as to 2,206,293 shares. Lone Pine Associates LLC, the general partner of Lone Spruce, L.P., Lone Sequoia, L.P. and Lone Balsam, L.P., has the power to direct the affairs of Lone Spruce, L.P., Lone Sequoia, L.P. and Lone Balsam, L.P., including decisions respecting the disposition of the proceeds from the sale of shares. Mr. Mandel is the Managing Member of Lone Pine Associates LLC and Lone Pine Capital LLC and in that capacity directs their operations. The address of Lone Pine Capital LLC and its affiliates is Two Greenwich Plaza, Greenwich, CT 06830.
(7)	Includes options to acquire 26,350 shares of our common stock which are exercisable within 60 days of March 26, 2008. Ms. Caldwell is a member of our Board of Directors.
(8)	Includes options to acquire 11,000 shares of our common stock which are exercisable within 60 days of March 26, 2008. Also includes 81,760 shares held jointly by Kathleen deLaski and Edward Grubb. Ms. deLaski is a member of our Board of Directors and is the sister of Kenneth E. deLaski and daughter of Donald deLaski.
(9)	Includes options to acquire 21,434 shares of our common stock which are exercisable within 60 days of March 26, 2008. Mr. Kampf is a member of our Board of Directors.
(10)	Includes options to acquire 26,350 shares of our common stock which are exercisable within 60 days of March 26, 2008. Mr. Notini is a member of our Board of Directors and is the chief executive officer and chairman of the Board of Directors of Apptis, Inc., a portfolio company of New Mountain Capital.
(11)	Includes options to acquire 10,995 shares of our common stock which are exercisable within 60 days of March 26, 2008. Ms. Perna is a member of our Board of Directors.
(12)	Includes 78,947 shares held by the Kevin T. Parker Family Trust (2007). Mr. Parker’s spouse is the trustee of this trust. Also includes options to acquire 330,260 shares of our common stock which are exercisable within 60 days of March 26, 2008. Mr. Parker is our Chairman of the Board, President and Chief Executive Officer.
(13)	Includes options to acquire 165,000 shares of our common stock which are exercisable within 60 days of March 26, 2008. Mr. Reagan is our Executive Vice President, Chief Financial Officer and Treasurer.
(14)	Includes options to acquire 202,405 shares of our common stock which are exercisable within 60 days of March 26, 2008. Mr. Lowrey is our Executive Vice President of Products and Strategy.
(15)	Includes options to acquire 27,682 shares of our common stock which are exercisable within 60 days of March 26, 2008. Mr. Lowenstein is our Executive Vice President of Professional Services.
(16)	Includes options to acquire 66,520 shares of our common stock which are exercisable within 60 days of March 26, 2008. Ms. Parent is our Executive Vice President of Worldwide Sales.
(17)	Includes options to acquire 1,080,448 shares of our common stock which are exercisable within 60 days of March 26, 2008. Excludes shares held of record by the New Mountain Funds. See footnote 3 above.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the integrity of Deltek’s financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

The management of Deltek is responsible for establishing and maintaining internal controls and for preparing Deltek’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with Deltek’s management and with Deloitte & Touche LLP, Deltek’s independent registered public accounting firm;

•	Discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 61; and

•	Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed Deloitte & Touche LLP’s independence with them.

Based upon these discussions and review, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Deltek’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the United States Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Albert A. Notini (Chairman)

Nanci E. Caldwell

Janet R. Perna

OTHER MATTERS

Deltek knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the 2008 Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Herndon, Virginia

April 3, 2008

Deltek®

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 27, 2008.

Vote by Internet

- Log on to the Internet and go to **www.investorvote.com**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico anytime on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 and FOR Proposal 2.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Michael Ajouz	☐	☐	☐	02 - Nanci E. Caldwell	☐	☐	☐	03 - Kathleen deLaski	☐	☐	☐
04 - Joseph M. Kampf	☐	☐	☐	05 - Steven B. Klinsky	☐	☐	☐	06 - Albert A. Notini	☐	☐	☐
07 - Kevin T. Parker	☐	☐	☐	08 - Janet R. Perna	☐	☐	☐	09 - Alok Singh	☐	☐	☐

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B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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